Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

FAR PEAK ACQUISITION CORPORATION,

as Purchaser,

BULLISH,

as Pubco,

BMC 1,

as Merger Sub 1,

BMC 2,

as Merger Sub 2,

and

BULLISH GLOBAL,

as the Company,

Dated as of July 8, 2021

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
4.1	Organization and Standing	26
4.2	Authorization; Binding Agreement	26
4.3	Capitalization	27
4.4	Subsidiaries	28
4.5	Governmental Approvals	28
4.6	Non-Contravention	28
4.7	Financial Statements	29
4.8	Absence of Certain Changes	29
4.9	Compliance with Laws	29
4.10	Company Permits	30
4.11	Litigation	30
4.12	Material Contracts	30
4.13	Intellectual Property	32
4.14	Privacy and Data Security	35
4.15	Taxes and Returns	35
4.16	Title; Real Property	38
4.17	Ownership of Digital Assets	38
4.18	Employee and Labor Matters	39
4.19	Benefit Plans	40
4.20	Transactions with Related Persons	41
4.21	Certain Business Practices	41
4.22	Investment Company Act	42
4.23	Finders and Brokers	42
4.24	Insurance	42
4.25	Information Supplied	42
4.26	Independent Investigation	42
4.27	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	43

ARTICLE V COVENANTS		43
5.1	Access and Information	43
5.2	Conduct of Business of the Company, Pubco and the Merger Subs	45
5.3	Conduct of Business of Purchaser	47
5.4	Purchaser Public Filings	50
5.5	No Solicitation	50
5.6	No Trading	50
5.7	Efforts	51
5.8	Further Assurances	53
5.9	The Registration Statement	53
5.10	Required Company Shareholder Approval	55
5.11	Public Announcements	55
5.12	Confidential Information	56
5.13	Post-Closing Board of Directors and Executive Officers	58
5.14	Pubco Equity Plan	58
5.15	Indemnification of Directors and Officers	58
5.16	Section 16 Matters	59
5.17	Trust Account Proceeds	60
5.18	Tax Matters	60
5.19	280G	60
5.20	Financials	61

ii

ARTICLE VI SURVIVAL		61
6.1	Non-Survival of Representations, Warranties and Covenants	61

ARTICLE VII CLOSING CONDITIONS		62
7.1	Conditions to Each Party’s Obligations	62
7.2	Conditions to Obligations of the Company, Pubco and the Merger Subs	62
7.3	Conditions to Obligations of Purchaser	63
7.4	Conditions to Acquisition Closing	65
7.5	Frustration of Conditions	65

ARTICLE VIII TERMINATION AND EXPENSES		65
8.1	Termination	65
8.2	Effect of Termination	66
8.3	Fees and Expenses	67

ARTICLE IX WAIVERS AND RELEASES		67
9.1	Waiver of Claims Against Trust	67

ARTICLE X MISCELLANEOUS		68
10.1	Notices	68
10.2	Binding Effect; Assignment	70
10.3	Third Parties	71
10.4	Governing Law; Jurisdiction	71
10.5	WAIVER OF JURY TRIAL	71
10.6	Specific Performance	72
10.7	Severability	72
10.8	Amendment	72
10.9	Waiver	72
10.10	Entire Agreement	72
10.11	Interpretation	72
10.12	Counterparts	73
10.13	No Recourse	73
10.14	Legal Representation	74

ARTICLE XI DEFINITIONS		75
11.1	Certain Definitions	75
11.2	Section References	86

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Letter Agreement Amendment
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Target Voting Agreement
Exhibit E	Form of Sponsor Voting Agreement
Exhibit F	Form of Standstill Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Subscription Agreements
Exhibit I	Form of Assignment, Assumption and Amendment Agreement
Exhibit J	Form of First Surviving Corporation Memorandum and Articles of Association
Exhibit K	Form of Second Surviving Corporation Memorandum and Articles of Association
Exhibit L	Form of Amended Pubco Charter

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 8, 2021 by and among (i) Far Peak Acquisition Corporation, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Bullish, a Cayman Islands exempted company (“Pubco”), (iii) BMC 1, a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Merger Sub 1”), (iv) BMC 2, a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Merger Sub 2”, and together with Merger Sub 1 the “Merger Subs”) and (v) Bullish Global, a Cayman Islands exempted company (the “Company”). Purchaser, Pubco, Merger Sub 1, Merger Sub 2 and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Purchaser is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Pubco is a newly formed entity, wholly owned by the Company, and was formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities;

WHEREAS, each of Merger Sub 1 and Merger Sub 2 is a newly incorporated Cayman Islands exempted company, wholly owned by Pubco, and was formed for the purpose of effectuating the Mergers;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub 1 (the “Initial Merger”), with Merger Sub 1 being the surviving entity and a wholly owned subsidiary of Pubco, and (b) following the Initial Merger, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger” and together with the Initial Merger, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of Pubco, each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Block.one has entered into a Lock-Up Agreement with Pubco, the form of which is attached as Exhibit A hereto (the “Lock-Up Agreement”), which agreement will become effective as of the Initial Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Far Peak LLC (the “Sponsor”) and certain insiders of Purchaser have each entered into a letter agreement amendment with Pubco, the form of which is attached as Exhibit B hereto (the “Letter Agreement Amendment”), which agreement will become effective as of the Initial Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Brendan Blumer and Block.one have entered into a Non-Competition Agreement in favor of Pubco and the Company, the form of which is attached as Exhibit C hereto (the “Non-Competition Agreement”), which agreement will become effective as of the Initial Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Block.one has entered into a Voting Agreement with Pubco, the Company and Purchaser, the form of which is attached as Exhibit D hereto (the “Target Voting Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor has entered into a Voting Agreement with Pubco and the Company, the form of which is attached as Exhibit E hereto (the “Sponsor Voting Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Brendan Blumer Kokuei Yuan and their controlled Affiliates have entered into a Standstill Agreement with Pubco, the form of which is attached as Exhibit F hereto (the “Standstill Agreement”), which agreement will become effective as of the Initial Closing;

WHEREAS, in connection with the consummation of the Mergers, certain equityholders of Purchaser, certain shareholders of the Company and Pubco will on or prior to the Acquisition Closing enter into a registration rights agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the FPAC Registration Rights Agreement and have such rights apply to the Pubco Securities, and provide those shareholders of the Company with registration rights, the form of which is attached as Exhibit G hereto (the “Registration Rights Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain investors (collectively, the “PIPE Investors”), Purchaser and Pubco have entered into subscription agreements (the “Subscription Agreements”), substantially in the form attached hereto as Exhibit H pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and accept, and Pubco has agreed to issue to each such PIPE Investor, on the Closing Date but immediately prior to the Acquisition Closing, the number of Pubco Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the subscription price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (in the aggregate, the “PIPE Investment”);

WHEREAS, in connection with the consummation of the Mergers, Pubco, Purchaser and the warrant agent thereunder have entered into an assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit I (the “Assignment, Assumption and Amendment Agreement”) pursuant to which Purchaser assigns to Pubco all of its rights, interests, and obligations in and under the Warrant Agreement, which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to Pubco Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to Pubco Class A Ordinary Shares) and which causes each outstanding Pubco Warrant to represent the right to receive, from the Initial Closing, one whole Pubco Class A Ordinary Share;

WHEREAS, simultaneously with or prior to the execution and delivery of this Agreement, the Company, Block.one and certain of their respective Affiliates have entered into a contribution agreement (the “Contribution Agreement”) pursuant to which Block.one and certain of its Affiliates will contribute certain assets and other items to the Target Companies on an on-going basis, some of which may not be contributed until following the Initial Closing;

WHEREAS, the assets and other items contributed pursuant to the Contribution Agreement, coupled with services provided under the Master Services Agreement, will allow the Target Companies continue to operate in the Ordinary Course of Business following the Initial Closing;

WHEREAS, the boards of directors of Purchaser, Pubco, Merger Sub 1, Merger Sub 2 and the Company have each (a) determined that the Mergers and the other transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole shareholder of Pubco, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Pubco, as the sole shareholder of Merger Sub 1 and Merger Sub 2, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (ii) the Acquisition Merger will qualify as a “reorganization” under Section 368(a) of the Code, and (iii) taken together, the PIPE Investment and the Acquisition Merger will qualify as an exchange governed by the provisions of Section 351 of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE MERGERS

1.1 The Initial Merger.

(a) Initial Closing. As promptly as practicable (and in any event no later than the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of all the conditions set forth in Sections 7.1 to 7.3 (other than any conditions that by their terms or nature are to be satisfied at the Initial Closing) or at such other date, time or place as Purchaser and the Company may agree the consummation of the transactions contemplated by this Agreement with respect to the Initial Merger (the “Initial Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Initial Closing is actually held being the “Initial Closing Date”). At the Initial Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the Cayman Act, Purchaser and Merger Sub 1 shall consummate the Initial Merger, pursuant to which Purchaser shall be merged with and into Merger Sub 1 with Merger Sub 1 being the surviving entity, following which the separate corporate existence of Purchaser shall cease and Merger Sub 1 shall continue as the surviving corporation. Merger Sub 1, as the surviving corporation after the Initial Merger, is hereinafter sometimes referred to as the “First Surviving Corporation” (provided, that references to Merger Sub 1 for periods after the Initial Merger Effective Time shall include the First Surviving Corporation). Promptly following the Initial Merger Effective Time, Pubco shall deliver notices to the PIPE Investors to either cause the release of funds from escrow to Pubco immediately prior to the Acquisition Closing or, to the extent funds for such PIPE Investor’s portion of the PIPE Investment have not yet been placed into escrow, to require such investors to fund their commitments as provided for under the Subscription Agreements and consummate their respective PIPE Investments immediately prior to the Acquisition Closing.

(b) Initial Merger Effective Time. On the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on the Initial Closing Date, Purchaser and Merger Sub 1 shall cause a plan of merger, in a form reasonably satisfactory to the Company and Purchaser (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act), along with all other documentation and declarations required under the Cayman Act in connection with the Initial Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Act (together, the “Initial Merger Documents”). The Initial Merger shall become effective on the date and time at which the Initial Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by Purchaser and the Company and specified in the Initial Merger Documents in accordance with the Cayman Act (the time the Initial Merger becomes effective being referred to herein as the “Initial Merger Effective Time”).

(c) Effect of the Initial Merger. At and after the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in this Agreement, the Initial Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 1 and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the First Surviving Corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the First Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub 1 and Purchaser set forth in this Agreement to be performed after the Initial Merger Effective Time, and the First Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Pubco.

(d) Organizational Documents of the First Surviving Corporation. At the Initial Merger Effective Time, in accordance with the Initial Merger Documents, the memorandum and articles of association of Merger Sub 1, as in effect immediately prior to the Initial Merger Effective Time, the form of which is attached as Exhibit J hereto, shall become the memorandum and articles of association of the First Surviving Corporation, save and except that all references to the share capital of the First Surviving Corporation shall be amended to refer to the correct authorized share capital of the First Surviving Corporation consistent with the Initial Merger Documents, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.

(e) Directors and Officers of the First Surviving Corporation. At the Initial Merger Effective Time, the board of directors and officers of Merger Sub 1 and the Purchaser shall cease to hold office, and the board of directors and executive officers of the First Surviving Corporation shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of the First Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Initial Merger on Issued Securities of Purchaser. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or the holders of securities of Purchaser, Pubco or Merger Sub 1:

(i) Purchaser Units. At the Initial Merger Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Share and one-third of one Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.1(f) below.

(ii) Purchaser Shares. At the Initial Merger Effective Time, every issued and outstanding Purchaser Share (other than those described in Section 1.1(f)(iv) below) shall be converted automatically into one Pubco Class A Ordinary Share, following which, all Purchaser Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iii) Purchaser Warrants. Each outstanding Purchaser Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to Purchaser Shares and be assumed by Pubco and converted into Pubco Warrants. Each Pubco Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Purchaser Warrant immediately prior to the Initial Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

(iv) Cancellation of Share Capital Owned by Purchaser. At the Initial Merger Effective Time, if there are any issued shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(v) No Liability. Notwithstanding anything to the contrary in this Section 1.1(f), none of the First Surviving Corporation, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Effect of the Initial Merger on Merger Sub 1 and Pubco Capital Shares.

(i) At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any equityholder of Purchaser, Pubco or Merger Sub 1, all of the Merger Sub 1 Ordinary Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be converted into an equal number of ordinary shares of the First Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of share capital of the First Surviving Corporation.

(ii) Immediately following the issuance of Pubco Class A Ordinary Shares pursuant to Section 1.1(f)(ii), by virtue of the Initial Merger and without any action on the part of any Party or any equityholder of Purchaser, Pubco or Merger Sub 1, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

(h) Taking of Necessary Action; Further Action. If, at any time after the Initial Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub 1, the officers and directors of Purchaser and Merger Sub 1 are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.2 The Acquisition Merger.

(a) Acquisition Closing. As promptly as practicable following the later of three hours and one minute following the Initial Merger Effective Time and the time at which all the conditions set forth in Section 7.4 (other than any conditions that by their terms or nature are to be satisfied at the closing of the Acquisition Closing) have been satisfied or (to the extent permitted by applicable Law) waived the consummation of the transactions contemplated by this Agreement with respect to the Acquisition Merger (the “Acquisition Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Acquisition Closing is actually held being the “Acquisition Closing Date”). At the Acquisition Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the Cayman Act, the Company and Merger Sub 2 shall consummate the Acquisition Merger, pursuant to which Merger Sub 2 shall be merged with and into the Company with the Company being the surviving entity, following which the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Acquisition Merger, is hereinafter sometimes referred to as the “Second Surviving Corporation” (provided, that references to the Company for periods after the Acquisition Merger Effective Time shall include the Second Surviving Corporation).

(b) Acquisition Merger Effective Time. On the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on the Acquisition Closing Date, the Company and Merger Sub 2 shall cause a plan of merger, in a form reasonably satisfactory to the Company and Purchaser (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act), along with all other documentation and declarations required under the Cayman Act in connection with the Acquisition Merger, to be duly executed and properly filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Act (together, the “Acquisition Merger Documents”). The Acquisition Merger shall become effective on the date and time at which the Acquisition Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by Purchaser and the Company and specified in the Acquisition Merger Documents in accordance with the Cayman Act (the time the Acquisition Merger becomes effective being referred to herein as the “Acquisition Merger Effective Time”).

(c) Effect of the Acquisition Merger. At and after the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Acquisition Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, at the Acquisition Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 2 and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Second Surviving Corporation, which shall include the assumption by the Second Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub 2 and the Company set forth in this Agreement to be performed after the Acquisition Merger Effective Time, and the Second Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Pubco.

(d) Organizational Documents of the Second Surviving Corporation. At the Acquisition Merger Effective Time, in accordance with the Acquisition Merger Documents, the memorandum and articles of association of Merger Sub 2, as in effect immediately prior to the Acquisition Merger Effective Time, the form of which is attached as Exhibit K hereto, shall become the memorandum and articles of association of the Second Surviving Corporation, save and except that all references to the share capital of the Second Surviving Corporation shall be amended to refer to the correct authorized share capital of the Second Surviving Corporation consistent with the Acquisition Merger Documents, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.

(e) Directors and Officers of the Second Surviving Corporation. At the Acquisition Merger Effective Time, the board of directors and officers of Merger Sub 2 shall cease to hold office, and the board of directors and the officers of the Second Surviving Corporation shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of the Second Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Acquisition Merger on Issued Securities of the Company. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of any Party or the holders of securities of the Company, Pubco or Merger Sub 2:

(i) Company Class B Preference Shares and Class C Common Shares. Immediately prior to the Acquisition Merger Effective Time, each outstanding Company Class B Preference Share (other than those described in Section 1.2(f)(iii) below and the Dissenting Company Shares) shall automatically convert into one Company Class C Common Share in accordance with the Organizational Documents of the Company. At the Acquisition Merger Effective Time, every issued and outstanding Company Class C Common Share shall be converted automatically into such number of newly issued Pubco Class A Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Pubco Class A Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Class A Ordinary Share (after aggregating all fractional shares of the applicable class of Pubco Class A Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Pubco Class A Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Class A Ordinary Share, following which, all Company Class C Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(ii) Company Class A Common Shares. At the Acquisition Merger Effective Time, every issued and outstanding Company Class A Common Share shall be converted automatically into such number of newly issued Pubco Class B Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Pubco Class B Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Class B Ordinary Share (after aggregating all fractional shares of the applicable class of Pubco Class B Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Pubco Class B Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Class B Ordinary Share, following which, all Company Class A Common Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iii) Cancellation of Share Capital Owned by the Company. At the Acquisition Merger Effective Time, if there are any issued shares of the Company that are owned by the Company as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(iv) No Liability. Notwithstanding anything to the contrary in this Section 1.2(f), none of the Second Surviving Corporation, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Effect of the Acquisition Merger on Merger Sub 2 Shares. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of any Party or any equityholder of Merger Sub 2, all of the Merger Sub 2 Ordinary Shares issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into an equal number of ordinary shares of the Second Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of share capital of the Second Surviving Corporation.

(h) Taking of Necessary Action; Further Action. If, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Second Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub 2, the officers and directors of the Company and Merger Sub 2 are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.3 Closing Statements.

(a) Three (3) Business Days prior to the Initial Closing, Purchaser shall deliver to the Company a statement (the “Purchaser Closing Statement”) setting forth, in each case as of the Reference Time: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemption), (ii) the aggregate amount of all payments required to be made in connection with the Redemption, (iii) the net cash of Purchaser, after giving effect to the Redemption and the PIPE Investment (including any funds placed into escrow or paid to Pubco pursuant to the terms of the Subscription Agreements, based upon the information provided by the Company pursuant to Section 1.3(b)), (iv) the Purchaser Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor, and (v) a calculation of Excess Purchaser Transaction Expenses, if any.

(b) Three (3) Business Days prior to the Initial Closing, but in any case following receipt of the Purchaser Closing Statement, the Company shall deliver to Purchaser a statement (the “Company Closing Statement”) setting forth (i) a schedule setting forth Digital Assets owned by the Target Companies as of the date of the Company Closing Statement and the Digital Asset Market Value of such Digital Assets and (ii) in each case as of the Reference Time: (w) the Closing Company Cash, (x) the Company Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor, (y) the resulting amount of the Acquisition Merger Consideration and Exchange Ratio and (z) the amount of any funds placed into escrow or paid to Pubco pursuant to the terms of the Subscription Agreements.

(c) From and after the delivery of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, until the Closing Date, each of the Company and Purchaser shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Company or Purchaser or any of their respective Representatives in connection with the review of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Statement or the Company Closing Statement, as the case may be, provided by any other Party prior to the Closing Date and (iii) revise the Purchaser Closing Statement or the Company Closing Statement, as the case may be, as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised Purchaser Closing Statement or Company Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes. It is understood and agreed that whether or not the Parties have fully resolved all comments to the Company Closing Statement or the Purchaser Closing Statement, such failure shall not affect, condition or delay the Initial Closing or Acquisition Closing, and the Initial Closing and the Acquisition Closing shall occur based on the information set forth in the last agreed upon version of the Purchaser Closing Statement and the Company Closing Statement, as applicable.

1.4 Treatment of Equity Awards.

(a) Unless otherwise agreed to by the Parties, at the Acquisition Merger Effective Time, by virtue of the Acquisition Merger, the Company RSUs shall be treated as follows:

(i) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger, and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 1.4(c)), each Company RSU (whether vested or unvested) shall cease to represent the right to acquire Company Class C Common Shares and shall be canceled in exchange for a right to acquire a number of Pubco Class A Ordinary Shares under the Pubco Equity Plan (each, a “Rollover RSU”) equal to the product (rounded down to the nearest whole share) of (A) the number of Company Class C Common Shares subject to such Company RSU as of immediately prior to the Acquisition Merger Effective Time, and (B) the Exchange Ratio.

(ii) Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company RSU immediately prior to the Acquisition Merger Effective Time, except for (A) terms (x) rendered inoperative by reason of the transactions contemplated by this Agreement or (y) to the extent they conflict with the Pubco Equity Plan and (B) such other immaterial administrative or ministerial changes as the Post-Closing Pubco Board (or the compensation committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSU. Notwithstanding the foregoing, such conversion, including the number of Pubco Class A Ordinary Shares subject to any such Rollover RSU and the terms and conditions of any Rollover RSU, will be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Unless otherwise agreed to by the Parties, at the Acquisition Merger Effective Time, by virtue of the Acquisition Merger, the Company Options shall be treated as follows:

(i) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger, and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 1.4(c)), each Company Option (whether vested or unvested) shall cease to represent the right to purchase Company Class C Common Shares and shall be canceled in exchange for an option to purchase a number of Pubco Class A Ordinary Shares under the Pubco Equity Plan (each, a “Rollover Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of Company Class C Common Shares subject to such Company Option as of immediately prior to the Acquisition Merger Effective Time, and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option in effect immediately prior to the Acquisition Merger Effective Time, divided by (y) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).

(ii) Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Acquisition Merger Effective Time, except for (A) terms (x) rendered inoperative by reason of the transactions contemplated by this Agreement or (y) to the extent they conflict with the Pubco Equity Plan and (B) such other immaterial administrative or ministerial changes as the Post-Closing Pubco Board (or the compensation committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Notwithstanding the foregoing, such conversion, including the exercise price, the number of Pubco Class A Ordinary Shares subject to any such Rollover Option and the terms and conditions of the exercise of any Rollover Option, will be determined in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(c) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger, the Company Equity Plan shall terminate and all Company Options and Company RSUs (in each case, whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this Section 1.4.

(d) Prior to the Acquisition Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 1.4.

1.5 Withholding. Each of Pubco, the First Surviving Corporation, the Second Surviving Corporation, Merger Sub 1 and Merger Sub 2 (and their respective Affiliates) (each, a “Withholding Party”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that prior to deducting and withholding any amounts with respect to any payment to be made pursuant to this Agreement, the applicable Withholding Party shall use commercially reasonable efforts to notify the Person in respect of which such deduction and withholding is to be made as soon as is reasonably practicable after determining that such payment is subject to deduction and/or withholding and to cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.6 Tax Consequences. Each of the Parties intend that the Mergers are intended to qualify for the Intended Tax Treatment and agree not to take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

1.7 Dissenter’s Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Shares that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by shareholders of the Company who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Company Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable merger consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The Company Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable merger consideration, without any interest thereon. Prior to the Acquisition Closing, the Company shall give Purchaser prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Acquisition Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

1.8 Exchange Agent.

(a) Prior to the Initial Merger Effective Time, Pubco and Purchaser shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company and Purchaser (in such capacity, the “Exchange Agent”), for the purpose of exchanging (i) Company Shares for a number of Pubco Ordinary Shares and (ii) Purchaser Shares for a number of Pubco Ordinary Shares, each in accordance with the provisions of this Agreement, the Initial

Merger Documents and the Acquisition Merger Documents, as applicable. At or prior to the Initial Merger Effective Time, Pubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Purchaser Shares and Company Shares, for exchange in accordance with Section 1.1(f) and Section 1.2(f), respectively, the Pubco Ordinary Shares issued pursuant to Section 1.1(f) and Section 1.2(f), respectively. At or as promptly as practicable following the Initial Merger Effective Time or the Acquisition Merger Effective Time, as the case may be, Pubco shall send, or shall cause the Exchange Agent to send, to each holder of Purchaser Shares a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Purchaser (a “Purchaser Letter of Transmittal”) and to each holder of Company Shares a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Purchaser (a “Company Letter of Transmittal” and together with the Purchaser Letter of Transmittal, each a “Letter of Transmittal”).

(b) Notwithstanding any other provision of this Section 1.8, any obligation on Pubco under this Agreement to issue Pubco Ordinary Shares to (i) any holder of Purchaser Shares entitled to Pubco Class A Ordinary Shares or (ii) any holder of Company Shares entitled to receive Pubco Ordinary Shares shall be satisfied by Pubco issuing such Pubco Ordinary Shares to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each holder of Purchaser Shares and each holder of Company Shares shall hold such Pubco Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Pubco Ordinary Shares.

(c) Each holder of Purchaser Shares shall be entitled to receive Pubco Class A Ordinary Shares as set forth in Section 1.1(f)(ii) as soon as reasonably practicable after the Initial Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Purchaser Shares (“Purchaser Certificates”) (or a Lost Certificate Affidavit) and (ii) a properly completed and duly executed Purchaser Letter of Transmittal. Until so surrendered, each such Purchaser Certificate shall represent after the Initial Merger Effective Time for all purposes only the right to receive Pubco Class A Ordinary Shares in exchange for Purchaser Shares, in each case, as set forth in Section 1.1(f)(ii).

(d) Each holder of Company Shares shall be entitled to receive either Pubco Class A Ordinary Shares or Pubco Class B Ordinary Shares, as set forth in Section 1.2(f)(i) and (ii) (excluding any Company Shares described in Section 1.2(f)(iii) or Dissenting Company Shares), as soon as reasonably practicable after the Acquisition Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (“Company Certificates” and together with the Purchaser Certificates, the “Stockholder Certificates” (or a Lost Certificate Affidavit) and (ii) a properly completed and duly executed Company Letter of Transmittal (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 1.8(c), as applicable, may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Company Certificate shall represent after the Acquisition Merger Effective Time for all purposes only the right to receive either Pubco Class A Ordinary Shares or Pubco Class B Ordinary Shares, as set forth in Section 1.2(f)(i) and (ii).

(e) If any Pubco Class A Ordinary Share or Pubco Class B Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered Stockholder Certificate is registered immediately prior to the Initial Merger Effective Time or Acquisition Merger Effective Time, as applicable, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Organizational Documents of the Company and in case of Purchaser Shares, the transfer of such Purchaser Shares shall have been permitted in accordance with the terms of the Organizational Documents of Purchaser, (ii) the recipient of such Pubco Class A Ordinary Share or Pubco Class B Ordinary Share, or the Person in whose name such Pubco Class A Ordinary Share or Pubco Class B Ordinary Share is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iii) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary contained herein, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the holder of Purchaser Shares or Company Shares, as applicable, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco, the First Surviving Corporation or the Second Surviving Corporation with respect to the Company Shares or Purchaser Shares, as applicable, represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 1.8(f) shall, unless the context otherwise requires, be treated as a Stockholder Certificate for all purposes of this Agreement.

(g) After the Initial Merger Effective Time, the register of members of Purchaser shall be closed, and thereafter there shall be no further registration on the register of members of the First Surviving Corporation of transfers of Purchaser Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time. After the Acquisition Merger Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Second Surviving Corporation of transfers of Company Shares that were issued and outstanding immediately prior to the Acquisition Merger Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Initial Merger Effective Time (in the case of Purchaser Shares) or the Acquisition Merger Effective Time (in the case of Company Shares) will be paid to the holders of any Purchaser Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time or any Company Shares that were issued and outstanding immediately prior to the Acquisition Merger Effective Time (as applicable) in either case until the holders of record of such Purchaser Shares or Company Shares (as applicable) shall have provided the applicable Transmittal Documents in accordance with Section 1.8(c) and Section 1.8(d). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Pubco Ordinary Share and the amount of any such dividends or other distributions with a record date after the Initial Merger Effective Time or the Acquisition Merger Effective Time, as applicable, theretofore paid with respect to such Pubco Ordinary Shares.

(h) All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Purchaser Shares or Company Shares, as applicable, represented by such Stockholder Certificates. Any Pubco Ordinary Shares made available to the Exchange Agent pursuant to Section 1.8(a) that remains unclaimed by any holder of Purchaser Shares or Company Shares one year after the Initial Merger Effective Time shall be returned to Pubco, upon demand, and any such holder of Purchaser Shares or Company Shares, as applicable, who has not exchanged its Purchaser Shares or Company Shares, as applicable, for the applicable number of Pubco Ordinary Shares in accordance with this Section 1.8 prior to that time shall thereafter look only to Pubco for payment in respect of such Purchaser Shares or Company Shares, as applicable, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the First Surviving Corporation, the Second Surviving Corporation, Pubco or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to the Company and Pubco on the date of this Agreement (the “Purchaser Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or other than with respect to Sections 2.1 to 2.5 and 2.16, the SEC Reports that are available on the SEC’s website through EDGAR and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements), Purchaser represents and warrants to the Company, Pubco and the Merger Subs, as of the date of this Agreement and as of the Initial Closing, as follows:

2.1 Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

2.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, Purchaser’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with the Cayman Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Mergers and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

2.3 Governmental Approvals. Except as otherwise described in Schedule 2.3 of the Purchaser Disclosure Schedules, no Consent of or with any Governmental Authority, is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser or materially impair or delay the ability of Purchaser to consummate the Transactions.

2.4 Non-Contravention. Except as otherwise described in Schedule 2.4 of the Purchaser Disclosure Schedules, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser or materially impair or delay the ability of Purchaser to consummate the Transactions.

2.5 Capitalization.

(a) Purchaser is authorized to issue 550,000,000 shares, of which 500,000,000 shares are Purchaser Class A Shares, 50,000,000 are Purchaser Class B Shares and 5,000,000 are Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 2.5(a) of the Purchaser Disclosure Schedules. There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have, and has not had, any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 2.5(a) or Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness and unpaid Purchaser Transaction Expenses as of the date of this Agreement is disclosed on Schedule 2.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

2.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s Form S-1, (ii) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (iii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (ii) above, (iv) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (ii) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (v) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (ii) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Shares and the Purchaser Public Warrants are listed on NYSE, (B) Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(c) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with the standards of the Public Company Accounting Oversight Board.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business consistent with past practice. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Notwithstanding anything in this Section 2.6 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements.

2.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 2.7 of the Purchaser Disclosure Schedules, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since its formation, not been subject to a Material Adverse Effect and (c) since December 31, 2020, not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3 (without giving effect to Schedule 5.3) if such action were taken on or after the date of this Agreement without the consent of Purchaser.

2.8 Compliance with Laws. Purchaser is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

2.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject. There is no Action that Purchaser has pending against any other Person. Purchaser is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Purchaser, are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

2.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 2.10(a) of the Purchaser Disclosure Schedules sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. Purchaser is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of Purchaser, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business consistent with past practice. Purchaser is not, and never has been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) Purchaser is not nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(d) Purchaser has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, no facts or circumstances exist that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

2.11 Employees and Employee Benefit Plans. Except as set forth on Schedule 2.11 of the Purchaser Disclosure Schedules, Purchaser does not (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or other service provider of Purchaser, (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit, or (iii) result in any “parachute payment” under Section 280G of the Code.

2.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

2.13 Material Contracts.

(a) Except as set forth on Schedule 2.13(a) of the Purchaser Disclosure Schedules or the Purchaser SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $5 million, or (ii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as conducted as of the date of this Agreement by it (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arm’s length and in the ordinary course of business consistent with past practice; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and to the Knowledge of Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

2.14 Transactions with Affiliates. Purchaser has provided the Company with, and Schedule 2.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and (a) any present or former director, officer, employee, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either Purchaser or Sponsor, or any immediate family member of any of the foregoing Persons, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding shares as of the date of this Agreement, on the other hand.

2.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

2.16 Finders and Brokers. Except as set forth in Schedule 2.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

2.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser, any of its Subsidiaries, or any of their directors, officers or employees, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently, or has been in the last five (5) years, (i) identified on the list of specially designated nationals or other blocked persons or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

2.18 Insurance. Schedule 2.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

2.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

2.20 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Subs for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco and Merger Subs set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) none of the Company, Pubco, Merger Subs or their respective Representatives have made any representation or warranty as to the Target Companies, Pubco or Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

2.21 Trust Account. As of June 30, 2021, Purchaser has an amount of assets in the Trust Account equal to $600,204,057.15. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Class A Shares pursuant to Purchaser’s Organizational Documents or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Initial Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Class A Shares pursuant to Purchaser’s Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

2.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, PUBCO, MERGER SUBS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES, AND PURCHASER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PURCHASER AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, PUBCO, THE MERGER SUBS OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PURCHASER AND ITS SUBSIDIARIES BY THE MANAGEMENT OF PURCHASER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, PUBCO AND THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PURCHASER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PURCHASER, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, PUBCO AND THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS

Each of Pubco, Merger Sub 1 and Merger Sub 2 represents and warrants to Purchaser and the Company, as of the date of this Agreement and as of the Initial Closing, as follows:

3.1 Organization and Standing. Each of Pubco and the Merger Subs is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, Merger Sub 1 and Merger Sub 2 is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor Merger Sub 1 or Merger Sub 2 is in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Subject to filing the Amended Pubco Charter, each of Pubco and Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Subs and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco or either Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or either Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or either Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

3.4 Non-Contravention. The execution and delivery by Pubco and Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco or either Merger Sub.

3.5 Capitalization.

(a) As of the date of this Agreement, (i) Pubco is authorized to issue 1 Pubco Class A Ordinary Share, which 1 Class A Pubco Ordinary Share is issued and outstanding, and owned by the Company, (ii) Merger Sub 1 is authorized to issue 1,000 Merger Sub 1 Ordinary Shares, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco and (iii) Merger Sub 2 is authorized to issue 1,000 Merger Sub 2 Ordinary Shares, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. All such issued and outstanding Shares have been, or will be prior to such issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issues issued in violation of any purchase option, right of first refusal, preemptive right, subscription right, call option or any similar right. No other shares or other equity interests of the Merger Subs or Pubco are issued, reserved for issuance or outstanding. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub 1 and Merger Sub 2, Pubco does not have any Subsidiaries or own any equity interests in any other Person and prior to giving effect to the transactions contemplated by this Agreement, the Merger Subs do not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in their respective Organizational Documents, Pubco and the Merger Subs (i) have no obligation to issue, sell or transfer any equity securities of the Merger Subs or Pubco, (ii) are not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of the Merger Subs or Pubco, (iii) have not granted any registration rights or information rights to any other Person other than parties to the Registration Rights Agreement and the PIPE investors, (iv) have not granted any phantom shares and there are no voting or similar agreements entered into by the Merger Subs or Pubco which relate to their respective capital or equity interests (v) have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Pubco or equity interests of Pubco and the Merger Subs) with the owners or holders of Pubco or the Merger Subs on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) have no outstanding contractual obligations to provide funds to, or make any investment (other than the Transactions contemplated herein) in, any other Person.

3.6 Pubco and Merger Subs Activities. Since their formation, Pubco and Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, as of the date of this Agreement, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Subs are not party to or bound by any Contract.

3.7 Compliance with Laws. Neither Pubco, nor the Merger Subs, is, or since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Neither Pubco, nor the Merger Subs, has, since the date of its formation, received any written or, to the Knowledge of the Company, oral notice of, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

3.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Company, threatened Action to which Pubco or either Merger Sub is subject and no such Action has been brought or, to the Knowledge of the Company, threatened since the date of its respective formation. There is no Action that Pubco or either Merger Sub has pending against any other Person. Neither Pubco, nor either Merger Sub, is subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Company, are any such Orders pending and no such Order has been brought or, to the Knowledge of the Company, has been threatened since the date of its respective formation. Pubco and the Merger Subs hold all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

3.9 Transactions with Related Persons. Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, there are no transactions, Contracts or understandings between Pubco, Merger Sub 1 or Merger Sub 2, on the one hand, and any Related Person of such party, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.10 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or either Merger Sub.

3.11 Investment Company Act. Each of Pubco and the Merger Subs is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

3.12 Intended Tax Treatment. Merger Sub 1 has elected or will elect to be disregarded as an entity separate from Pubco for U.S. federal income tax purposes as of the effective date of its formation and have not subsequently changed such classification. Neither Pubco nor either Merger Sub has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

3.13 Information Supplied. None of the information supplied or to be supplied by Pubco or either Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or either Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the

Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Subs makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

3.14 Independent Investigation. Each of Pubco and Merger Subs has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and the Merger Subs acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or either Merger Sub pursuant hereto or Purchaser for the Registration Statement; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or either Merger Sub pursuant hereto.

3.15 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER PUBCO NOR MERGER SUBS OR ANY OTHER PERSON MAKES, AND PUBCO AND MERGER SUBS EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PUBCO AND MERGER SUBS THAT HAVE BEEN MADE AVAILABLE TO PURCHASER OR THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PUBCO AND MERGER SUBS BY THE MANAGEMENT OF PUBCO AND MERGER SUBS OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PUBCO AND MERGER SUBS ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PUBCO AND MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Purchaser, Pubco, Merger Sub 1 and Merger Sub 2, as of the date of this Agreement and as of the Initial Closing and the Acquisition Closing as follows:

4.1 Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except if the failure to be so qualified or licensed or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 list all jurisdictions in which any Target Company is so licensed to conduct business. The Company has made available to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect as of the date of this Agreement. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Company Shareholder Approval. Assuming that the Required Company Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company (as applicable) in accordance with the Company’s Organizational Documents, the Cayman Act and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto and the obtainment of the Required Company Shareholder Approval, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The authorized share capital of the Company is: (i) $250,000 divided into 250,000,000 Class A common shares of a par value of $0.001 each (the “Company Class A Common Shares”), (ii) $250,000 divided into 250,000,000 Class B preference shares of a par value of $0.001 each (the “Company Class B Preference Shares”) and (iii) $1,000,000 divided into 1,000,000,000 Class C common shares of a par value of $0.001 each (the “Company Class C Common Shares”). The issued and outstanding capital shares of the Company as of the date of this Agreement consists of 225,000,000 Company Class A Common Shares, 73,102,968 Company Class B Preference Shares and no Company Class C Common Shares, and there are no other authorized, issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company (i) have been duly authorized and validly issued, are fully paid and non-assessable, (ii) except as set out in the Company’s Organizational Documents, are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, any other applicable Law or any Contract to which the Company is a party or by which the Company is bound and (iii) as of the date of this Agreement are owned legally and of record by the Persons set forth on Schedule 4.3(a) of the Company Disclosure Schedules. None of the outstanding Company Shares has been issued in violation of any applicable securities Laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury. The only Company Shares that will be issued and outstanding immediately after the Acquisition Closing will be the Company Shares owned by Pubco.

(b) As of the date of this Agreement, the Company has reserved 25,000,000 Company Class C Common Shares for issuance to, among others, officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s shareholders. As of the date of this Agreement, of such Company Class C Common Shares reserved for issuance under the Company Equity Plan, (x) 7,864,202 of such shares are reserved for issuance upon exercise of currently outstanding Company Options and Company RSUs granted under the Company Equity Plan, (y) none of such shares are currently issued and outstanding that were issued upon exercise of options previously granted under the Company Equity Plan, and (z) 17,135,798 of such shares remain available for future awards permitted under the Company Equity Plan. The Company has made available to Purchaser a true and complete schedule setting forth each outstanding Company Option and Company RSU granted under the Company Equity Plan as of the date of this Agreement and, as applicable: (a) the name of the holder of such grant; (b) the number of shares of Company Common Stock subject to such grant; (c) the exercise price (or similar economic term) of such grant; (d) the applicable vesting schedule of such grant; and (e) the date on which such grant expires.

(c) Other than the Company Shares, the Company Options and the Company RSUs or except as set forth in the Company’s Organizational Documents or Schedule 4.3(c) of the Company Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents) (A) relating to the issued or unissued securities of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.3(c) of the Company Disclosure Schedules, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s equity interests. Except as contemplated by this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Except as disclosed in the Company Financials or as set forth on Schedule 4.3(d) of the Company Disclosure Schedules, since the date of its formation, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of such Target Company, and the board of directors of such Target Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 of the Company Disclosure Schedules contains a complete and accurate list of each Subsidiary of the Company as of the date of this Agreement and, with respect to each Subsidiary, (a) its name and jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. As of the date of this Agreement, except for the equity interests of the Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate, or constitute a default under, any provision of such Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default)

under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to provide notice to, or obtain any third party Consent from, any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) Schedule 4.7(a) of the Company Disclosure Schedules contains true and correct copies of the Audited Financial Statements and the Interim Financial Statements. The Audited Financial Statements and the Interim Financial Statements (A) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (B) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), and (C) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations of the Target Companies for the periods indicated, except that the Interim Financial Statements (x) are subject to normal year-end adjustments and (y) do not include footnotes required under IFRS. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 5.20 will, when so delivered, (A) be prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (B) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), and (C) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(c) No Target Company is subject to any Liabilities, except (i) as set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) as set forth on Schedule 4.7(c) of the Company Disclosure Schedules, (iii) for Liabilities incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, which Liabilities are not, individually or in the aggregate, material to the Target Companies taken as a whole, and (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or the Contribution Agreement, since the date of its formation to the date of this Agreement, each Target Company has (a) conducted its business in the Ordinary Course of Business, and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9 of the Company Disclosure Schedules, no Target Company is, or since the date of its formation, has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it or the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole. No Target Company has, since the date of its formation, received any written or, to the Knowledge of the Company, oral notice that it is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole.

4.10 Company Permits. Each Target Company (and, to the Knowledge of the Company, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct its business as conducted as of the date of this Agreement and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, except where the failure to hold such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.10 of the Company Disclosure Schedules correctly lists each material Company Permit, together with the name of the Government Authority issuing the same. No Target Company is in violation of the terms of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since the date of its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby.

4.11 Litigation. Except as described on Schedule 4.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no material (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened since the date of its formation), including any proceeding relating to any Target Company’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Target Company or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b), against any Target Company, or its directors or officers (in their capacity as such) or its business or assets or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transaction contemplated hereby or by any Ancillary Document. Except for proceedings involving traffic, speeding or similarly immaterial violations, since the date of its formation, none of the officers, senior management or directors of any Target Company has been subject to any proceeding with a Government Authority, including indictment for, arrest for, or conviction of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, non-wholly-owned limited liability company or other similar agreement or arrangement, or involving the sharing of profits or losses;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $5 million;

(iv) involves the lease, license, sale, use acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or assets with an aggregate value in excess of $5 million (other than in the Ordinary Course of Business) or shares or other equity interests of any Target Company or another Person;

(v) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or assets with a value above $5 million or the sale of any Target Company or its business or assets with a value above $5 million;

(vi) by its terms, individually or with all related Contracts, requires aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $5 million per year or $5 million in the aggregate;

(vii) obligates the Target Companies to (A) provide a guarantee of obligations of a third party after the date of this Agreement in excess of $5 million or (B) indemnification arrangements and other hold harmless arrangements made or provided by any Target Company to a third party, in each case, other than those incurred in the Ordinary Course of Business;

(viii) obligates the Target Companies to make any capital commitment or expenditure in excess of $5 million (including pursuant to any joint venture);

(ix) relates to the waiver, compromise, conciliation, settlement or similar resolution of any Action under which any Target Company has material outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(x) is an employment or engagement Contract with any officer, director, employee or individual independent contractor of any Target Company under which any Target Company (A) has continuing obligations for payment of annual base compensation of at least $2,500,000, or (B) has severance or post-termination obligations in excess of $2,500,000 as measured as of the date of this Agreement;

(xi) relates to the voting or control of the equity interests of the Target Companies or the election of directors of the Target Company (other than the Organizational Documents of the Target Companies);

(xii) can be terminated, or the provisions of which can be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which any Target Company is a party;

(xiii) relates to benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or independent contractor of any Target Company that will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiv) is between any Target Company, on one hand, and any Related Person, on the other hand; and

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) such Company Material Contract is legal, valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iv) the applicable Target Company has duly performed all of its material obligations under each Company Material Contract to which it is a party to the extent that such obligations to perform have accrued and no Target Company is in material breach or default, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; and (v) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement all Patents and Patent applications, trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets owned by, registered or issued to, or applied for in the name of a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner, registrant, or applicant (as applicable) of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ businesses as conducted as of the date of this Agreement (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” “open source software” and “off the shelf” software agreements and other agreements for Software that is available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $200,000 per year for any such item of Software or group of related items of Software, which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) each item of Company Registered IP that is claimed to be owned by, registered in the name of, issued to, or applied for in the name of, such Target Company as set forth in Schedule 4.13(a)(i) of the Company Disclosure Schedules. Except as set forth on Schedule 4.13(a)(iii) of the Company Disclosure Schedules, all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Other than Company IP and Intellectual Property provided or contemplated to be provided under the Master Services Agreement, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as conducted as of the date of this Agreement. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. All Software developed by or for a Target Company specifically for the cryptocurrency exchange business as described in the Business Plan (the “Material Software”) is either owned by a Target Company, will be provided to a Target Company pursuant to the Master Services Agreement, or is otherwise used pursuant to a valid license or other enforceable right (including any applicable Open Source Software License). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (x) none of the Software used in the business of any of the Target Companies is a “bootleg” version or unauthorized copy; and (y) to the Knowledge of the Company, no such unauthorized Software is used in the business of any Target Company. The Material Software and other information technology that is material to the operation of the businesses of the Target Companies as conducted as of the date of this Agreement: (i) are in satisfactory working order (apart from any that is under development); and (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support.

(c) None of the material Company Registered IP, or other Intellectual Property material to the businesses of the Target Companies as conducted as of the date of this Agreement and owned or claimed to be owned by the any Target Company (collectively, “Company IP”) (i) are subject to any action challenging the validity, enforceability, or ownership of such Intellectual Property before any Government Authority or arbitration entity, and (ii) to the Knowledge of the Company are or have been subject to any written threats or claims of estoppel, invalidity, or other unenforceability. All rights in such Company IP are fully vested with the Company (either directly or by virtue of its ownership of a Target Company, and in the case of applied-for Intellectual Property such vesting is subject to successful completion of registration and issuance by the applicable Governmental Authority). Without limitation on the preceding representations and warranties:

(i) No proceeding or action before any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP.

(ii) During the past five (5) years, no Target Company or, to the Knowledge of the Company, its Predecessor, has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is occurring or has occurred, in each case, as a consequence of the material business activities of any Target Company.

(iii) There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Company IP that would restrict the conduct of the business of a Target Company in any material respect.

(iv) To the Knowledge of the Company, no Target Company is currently infringing as of the date of this Agreement, or has, in the past five (5) years,: (x) infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect that is reasonably likely to result in a material liability to any of the Target Companies, nor (y) been the subject of any written and unresolved material claim of misappropriation or violation of any Intellectual Property of another Person in any material respect.

(v) Except with respect to Software that has been made available by a Target Company or its Predecessor under an Open Source Software License, none of the Material Software with respect to which copyrights are included in the Company IP is subject to any term or condition of an Open Source Software License that as used by a Target Company requires or purports to require release of such source code to third parties.

(vi) To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(d) All employees and independent contractors of a Target Company or its Predecessors(s) who develop or developed Material Software have assigned to such Target Company (or its Predecessor, as applicable) material Intellectual Property arising from the services performed for a Target Company by such Persons that is included in the Company IP. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies, and it is the policy of the Target Companies to require all employees and independent contractors of a Target Company engaged in development of Material Software to sign such agreements or agreements containing similar provisions for the assignment of Intellectual Property rights developed for such Target Company, and to the Knowledge of the Company, all such employee and independent contractors have signed such agreements. Excluding Software licensed under an Open Source Software License, each Target Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the material Trade Secrets included in Company IP.

(e) To the Knowledge of the Company, during the past three (3) years, (i) no Person has obtained unauthorized access to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of a Target Company and material to the businesses of Target Companies as conducted as of the date of this Agreement, and (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such information or data.

(f) Except as would not result in Liabilities that are material to the Target Companies taken as a whole, the consummation of any of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of: (i) any Contract providing for the license granted by a Target Company to a third party to use Intellectual Property owned by a Target Company, or (ii) any Company IP License. Except as would not result in Liabilities that are material to the Target Companies taken as a whole, following the Acquisition Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(g) Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.13 and Schedule 4.13 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property matters.

4.14 Privacy and Data Security.

(a) Except as would not result in Liabilities that are material to the Target Companies taken as a whole, to the extent that a Target Company collects any personally identifiable information (“PII”) from third party individual persons as of the date of this Agreement, such Target Company has a privacy policy (which may be a group wide policy covering affiliated entities) regarding the collection, use and disclosure of such PII in connection with the operation of the its business as conducted as of the date of this Agreement, and each Target Company is and has been in compliance with any such privacy policy applicable to it.

(b) Except as would not result in Liabilities that are material to the Target Companies taken as a whole, all Target Companies have complied at all times in all respects with all applicable Laws regarding the collection, retention, use and protection of personal information. There is no claim pending or threatened in writing against any Target Company regarding any violation of or noncompliance with such applicable Laws.

(c) Except as would not result in Liabilities that are material to the Target Companies taken as a whole, the Target Companies are in compliance with the terms of all contracts to which such Target Company or Target Companies are a party related to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information).

(d) To the Knowledge of the Company, none of the Target Companies have experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any PII in their possession, custody or control, or otherwise held or processed on their behalf.

(e) To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized material access, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Target Company’s systems, that has caused or could reasonably be expected to cause any: (i) material disruption of or interruption in or to the use of such systems or the conduct of the business of any Target Company ; or (ii) material loss, destruction, damage or harm to any Target Company or any of their material operations, personnel, property or other material assets. Each Target Company has taken reasonable actions, consistent with industry practices, to protect the integrity and security of the Target Company’s systems and the data and other information stored thereon.

4.15 Taxes and Returns.

(a) Schedule 4.15(a) of the Company Disclosure Schedules sets forth each jurisdiction where any Target Company files or, to the Knowledge of the Company, is required to file a Tax Return.

(b) No Target Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(c) No Target Company has been or will be required to include any amount in income after the Acquisition Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business.

(f) No Target Company is, or ever has ever been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) No Target Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Target Company or any of its current Affiliates) or a member of any other consolidated, combined, unitary or affiliated group of corporations for any Tax purpose, or (ii) has any material Liability for the Taxes of any Person (other than a Target Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(h) No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) as a transferee or successor or by contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes).

(i) No Target Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company and any Target Company, no facts or circumstances exist that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(j) No Target Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k) Since the date of its formation, each Target Company has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(l) No Target Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of U.S. state, local or non-U.S. Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the Interim Financial Statements, or received in the Ordinary Course of Business since the Interim Balance Sheet Date; (iv) to the Target Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of U.S. state or local Law); any closing agreement pursuant to Section 7121 of the Code or any similar provision of U.S. state, local or non-U.S. Law or (v) an election under 108(i) of the Code.

(m) Except as would not reasonably be expected to delay or have a lasting impact on the ability of the Target Companies, taken as a whole, to implement the Business Plan in all material respects:

(i) Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with IFRS.

(ii) The Target Companies have complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by the Target Companies have been withheld and paid over to the appropriate Governmental Entity.

(iii) Within the last five (5) years, no claim has been made by any Governmental Entity in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(iv) There are no claims, assessments, audits, examinations, investigations or other Actions pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with IFRS).

(v) No Target Company has received any written or, to the Knowledge of the Company, other communication from a taxing authority alleging that such Target Company (x) should be classified as having a permanent establishment (within the meaning of an applicable Tax treaty), or (y) otherwise has an office, fixed place of business, trade or business, or taxable presence in a country other than the country in which it is organized.

(vi) Each Target Company is registered for the purposes of sales, use, value added or similar Taxes in the jurisdiction where such Target Company is organized to the extent such registration is required by Law, in each case, in all respects, and each Target Company has complied in all material respects with all Laws relating to such Taxes. No Target Company has received a written communication from any taxing authority in a jurisdiction where such Target Company has not registered for sales, use, value added or similar Taxes alleging that such Target Company is required to register for such Taxes in such jurisdiction.

(vii) Each Target Company is in compliance in all respects with all applicable transfer pricing laws and regulations.

(viii) No Target Company is currently as of the date of this Agreement being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally, by any Tax authority that any such audit is contemplated or pending.

(n) Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.15 and Section 4.19 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

4.16 Title; Real Property.

(a) Except with respect to Intellectual Property (which is addressed by Section 4.13) and the digital assets (which are addressed by Section 4.17, (i) the Target Companies have good, valid and marketable title in and to, or in the case of the Personal Property or assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their Personal Property and assets reflected on the Interim Financial Statements or acquired after the date of the Interim Financial Statements, and (ii) no such Personal Property or asset is subject to any Liens other than Permitted Liens.

(b) Schedule 4.16 of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases as of the date of this Agreement related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms, and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received any written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17 Ownership of Digital Assets. As of the date of this Agreement, the Target Companies own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents (collectively, “Digital Assets”) set forth on Schedule 4.17(i) of the Company Disclosure Schedules, free and clear of all Liens except for Permitted Liens; provided, however, that such ownership and exclusive ability to control Digital Assets is subject to the continued existence, validity, legality, governance and public availability of the relevant blockchains. Except as set forth on Schedule 4.17(ii) of the Company Disclosure Schedules, the Target Companies and their Predecessors have taken no actions where any of them owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

4.18 Employee and Labor Matters.

(a) The Target Companies have for the last three (3) years materially complied, and are in material compliance with, all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, including those relating to discrimination, harassment, retaliation, leaves of absence, payroll and withholding taxes, immigration, occupational safety and health in the workplace (including applicable workplace orders regarding COVID-19), hours of work, payment of wages and overtime, meal and rest periods, notice and severance obligations, and termination of employment (the “Labor Laws”). As of the date of this Agreement, no Target Company employs or has agreed to employ any Person who is not permitted to work in the jurisdiction in which such Person was employed. None of the Target Companies has any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 or comparable state law).

(b) The Company has provided to Purchaser, in each case, as of June 30, 2021, (i) a true and complete list of each individual whose employment (as well as all associated Liabilities, including, but not limited to, paid to off) will transfer to the Target Companies prior to, at or following the Closing in accordance with the Contribution Agreement, together with all of the Target Companies’ employees; (ii) the base compensation of each such employee; (iii) each such employee’s eligibility for bonus, commissions, or other incentive pay; (iv) the job title of each such employee; (v) the work location of each such employee; and (vi) the classification of each such employee as exempt or non-exempt for purposes of applicable wage payment Laws (if any). The final list shall be provided to Purchaser no later than seven (7) days prior to the Closing.

(c) Schedule 4.18(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) a true and complete list of all of the Target Companies’ contractors or consultants who are providing services on an individual basis; and (ii) a description of fees and services for each such consultant or contractor.

(d) There are no charges, audits, investigations, grievances, or complaint proceedings pending, or, to the Knowledge of the Company, threatened, against the Target Companies before any worker’s compensation board or any international, federal, state, or local agency responsible for the prevention of unlawful employment, occupational safety and health, or wage and hour practices. To the Knowledge of the Company, no Target Company has received notice from any governmental agency evidencing its intent to conduct an audit or an investigation relating to any employees or employment law compliance, occupational safety, or wage payment practices, and no such investigations are as of the date of this Agreement currently in progress.

(e) No Target Company is a party to any collective bargaining agreement or other Contract with any labor union, works council, employee association, or other labor organization. There has not been any actual or, to the Knowledge of the Company, threatened strike, lockout, or other material labor dispute against any Target Company since the date of its formation. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Knowledge of the Company, threatened before the National Labor Relations Board. There are no grievance or arbitration proceedings against any Target Company pending or, to the Knowledge of the Company, threatened.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan and Benefit Plan maintained, sponsored or contributed to by a Target Company or with respect to which a Target Company has any Liability (each, a “Company Benefit Plan”).

(b) The Company has made available to Purchaser, if applicable, copies of (i) the current plan document for each Company Benefit Plan (or a written summary if a plan document is not available) and any amendments thereto, and any related insurance policies, trust agreements and other funding arrangements, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and any summary of material modifications thereto, (iii) the most recent favorable determination, opinion or advisory letter, as applicable, from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) the three (3) most recent annual reports (Form 5500 series) with respect to any Company Benefit Plan, (v) the most recent financial statements with respect to any Company Benefit Plan, (vi) all notices that were issued by, or non-routine correspondence received from, the IRS, U.S. Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan within the last three years, and (vii) any material associated administrative agreements with respect to any Company Benefit Plan, in each case, as of the date of this Agreement.

(c) Each Company Benefit Plan has been adopted, established, registered (where required) administered, maintained and operated in material compliance with its terms and the requirements of applicable Law. Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion or advisory letter, as applicable, and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the loss of any such qualified status of such Company Benefit Plan. All contributions or premiums required to be remitted by the applicable Target Company under the terms of each Company Benefit Plan, or by applicable Law, have been remitted in a timely fashion in accordance with applicable Law and the terms of the applicable Company Benefit Plan, and all Liabilities of the Target Companies related to all Company Benefit Plans have been fully and accurately disclosed in accordance with applicable accounting principles. No Target Company nor any ERISA Affiliate has incurred or is reasonably expected to incur any Liability for any Tax imposed under Chapter 43 of the Code or civil Liability under Section 502(i) or (l) of ERISA.

(d) No Company Benefit Plan is a (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), in each case, that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) multiple employer plan described in Section 413(b) or (c) of the Code or Section 210 of ERISA, (iii) nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (whether or not subject thereto), (v) provides medical or life insurance benefits beyond termination of employment, except as required by applicable Law or until the end of the month of termination, or (vi) provides for any reimbursement, indemnity or gross-up to compensate an employee for any Tax Liability. No Target Company has any Liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any director, employee or individual independent contractor of a Target Company to severance pay or other payment, benefits or compensation under any Company Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or individual independent contractor of a Target Company; (iii) give rise to any forgiveness of indebtedness of any director, employee or individual independent contractor of a Target Company for amounts due or owing to a Target Company; (iv) cause any Target Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, or (v) result in an excess parachute payment (within the meaning of Section 280G of the Code) or limit the Tax deductibility of any amount payable under any Company Benefit Plan by operation of Section 280G.

(f) There are no pending audits or investigations by any Governmental Authority involving any Company Benefit Plan and, to the Knowledge of the Company, no threatened or pending material claims (except for individual claims for benefits payable in the normal operations of the Company Benefit Plans, as applicable), suits or proceedings involving any Company Benefit Plan, nor, to the Knowledge of the Company, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

4.20 Transactions with Related Persons. Except as set forth on Schedule 4.20 of the Company Disclosure Schedules, there are no Contracts or understandings between or binding on any Target Company or its Predecessor, on the one hand, and any Related Person of any Target Company, on the other hand, either (a) currently in effect or binding on any Target Company or its Predecessor or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (treating for purposes of this Section 4.20, each Target Company as an issuer of securities for which a Securities Act registration statement is required to be filed and/or an issuer of securities with respect to which an Exchange Act registration statement or report is required to be filed).

4.21 Certain Business Practices.

(a) Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or, knowingly, indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) Since the date of its formation, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction on the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently, or has been in the last five (5) years, (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State since the date of its formation.

4.22 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.23 Finders and Brokers. Except as set forth in Schedule 4.23 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.24 Insurance. Schedule 4.24 of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by any Target Company relating to such Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the applicable Target Company is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as set forth on Schedule 4.24 of the Company Disclosure Schedules, there have been no insurance claims made by the Target Companies. Each Target Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

4.25 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

4.26 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of

Purchaser, Pubco and the Merger Subs for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and the Merger Subs set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or either Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Subs or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PURCHASER OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE V

COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing Date (the “Interim Period”), subject to Section 5.9, each of the Target Companies, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of the Target Companies, Pubco, the Merger Subs or their Affiliates as

Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco, the Merger Subs or their Affiliates and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited balance sheets and income statements, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of the Target Companies, Pubco and the Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation, and, except as provided in Section 5.9, the Target Companies, Pubco, Merger Subs or their Affiliates are not required to produce new reports or information that otherwise are not already in existence; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco, the Merger Subs or their Affiliates; provided, further, that (i) such access may be limited to the extent any of the Target Companies, Pubco, the Merger Subs or their Affiliates reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies, Pubco, the Merger Subs or their Affiliates and (ii) nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to have access to any of the offices or information of any of the equityholders of any of the Target Companies, including Block.one, that is not otherwise related to any Target Company or the transactions contemplated by this Agreement or any Ancillary Document. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, the business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 5.9, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, the Merger Subs and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of Purchaser or its Subsidiaries, as the Company, Pubco, the Merger Subs or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if such financial statements or other documents already exist) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco and the Merger Subs and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries; provided, further, that such access may be limited to the extent Purchaser or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of Purchaser or its Subsidiaries. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

5.2 Conduct of Business of the Company, Pubco and the Merger Subs.

(a) Unless Purchaser shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or in furtherance of or consistent with the Business Plan, as set forth on Schedule 5.2(a) of the Company Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), the Company, Pubco and the Merger Subs shall, and shall cause their respective Subsidiaries to (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business which, for the avoidance of doubt, shall include any reasonable actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their officers and employees providing services to the Target Companies, and to preserve the possession, control and condition of their respective material assets.

(b) Notwithstanding anything contained herein to the contrary, except as contemplated by this Agreement, any Ancillary Document or in furtherance of or consistent with the Business Plan, as set forth on Schedule 5.2(b) of the Company Disclosure Schedules, as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent (including e-mail or other forms of electronic communications) of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or with respect to clauses (viii), (x) and (xviii) below as would not in the aggregate result in the Company acquiring or disposing of assets (other than, for the avoidance of doubt, Digital Assets, with respect to which there are no restrictions except (1) as set forth on Schedule 5.2(b) of the Company Disclosure Schedules or (2) with respect to any Digital Assets set forth on the Company Closing Statement) with an aggregate value of more than 10% of the total assets (excluding the value of all of the Digital Assets) reflected in the balance sheet included in the Interim Financial Statements, none of the Company, Pubco or the Merger Subs shall, and each shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, or pay any cash dividend or other cash distribution to the extent that such divided or distribution would result in the Closing Company Cash being an amount less than the amount of Closing Company Cash set forth in the Company Closing Statement;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (which for this purpose excludes trade payables or similar obligations) in excess of $20,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business, which, for each employee, do not exceed $5,000,000 in the aggregate), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $5,000,000 individually or $20,000,000 in the aggregate, in each case, except for Indebtedness for which the Target Companies will not have any liability after the Initial Closing;

(v) make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vi) transfer or license to any Person other than the license of IP in the Ordinary Course of Business or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP;

(vii) terminate, or waive or assign any material right under, any Company Material Contract;

(viii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business (provided that, the acquisition of any assets provided by the Block.one group to the Target Companies pursuant to the Contribution Agreement shall not be restricted by this Section 5.2 and, subject to the limitations set forth on Schedule 5.2(b) of the Company Disclosure Schedules, acquisitions of Digital Assets also shall be excluded);

(ix) establish any non-wholly owned Subsidiary;

(x) make any capital expenditures that are not contemplated by the Business Plan (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses), unless such amount has been reserved in the Company Financials;

(xi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000 individually or $20,000,000 in the aggregate (excluding the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to any of the Company Material Contracts);

(xii) amend, modify, supplement, waive or otherwise change, in any material respect, the Business Plan;

(xiii) except in the Ordinary Course of Business, enter into any partnership or joint venture with any Person;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(xvi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

(xvii) settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than settlements that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company, Pubco, the Merger Subs or any of their respective Subsidiaries), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (subject to the limitations set forth on Schedule 5.2(b) of the Company Disclosure Schedules, other than Digital Assets);

(xix) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xx) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of any Target Company or any of their Affiliates;

(xxi) commence any Action where the amount claimed exceeds $10,000,000;

(xxii) (A) establish, enter into, adopt, amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under, any Company Benefit Plan or any other benefit or compensation plan, Contract, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement (except as may be required by the terms of any of the foregoing as in effect on the date of this Agreement), (B) materially increase the aggregate compensation or benefits of, or loan or advance any money or other property to any employee or current or former independent contractor who is a natural person (other than base salary or hourly wage increases in the Ordinary Course of Business), (C) change the key management structure of any Target Company, including the hiring of additional officers or the termination of existing officers (other than for cause), or (D) grant or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary or hourly wages in the Ordinary Course of Business), to any present or former employee, director, officer, or other service provider who is a natural person; or

(xxiii) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of Purchaser.

(a) Unless the Company shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(a) of the Purchaser Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice which, for the avoidance of doubt, shall include any actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors and officers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it must complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(b) of the Purchaser Disclosure Schedules, or as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Purchaser Transaction Expenses incurred in connection with the consummation of the Transactions, up to aggregate additional Indebtedness during the Interim Period of $5 million);

(v) make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP; provided, that Purchaser may, without the consent of the Company, change the accounting treatment of Purchaser’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Purchaser’s outside auditors; provided that Purchaser may, without the consent of the Company, change the accounting treatment of Purchaser’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiv) make any capital expenditures (excluding, for the avoidance of doubt, incurring any Purchaser Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1 million individually or $5 million in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of Purchaser or any of their Affiliates; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Initial Merger to maintain the listing of the Purchaser Units, the Purchaser Class A Shares and the Purchaser Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Initial Closing, the Parties intend to list on NYSE only the Pubco Ordinary Shares and the Pubco Public Warrants. It is understood and agreed that any actions or inactions taken by Purchaser, based on advice by its legal counsel or auditors, in connection with the accounting treatment of Purchaser’s issued and outstanding warrants, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements shall not be a breach of the requirements of this Section 5.4.

5.5 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and Pubco, a transaction (other than the transactions contemplated by this Agreement or with the approval of Purchaser) concerning the sale of (x) all or any material part of the business or assets of such Person or (y) any material amount of the shares or other equity interests or profits of such Person, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, other than to promptly inform such Person or group that it is subject to an exclusivity agreement that prohibits it from engaging or participating in any discussions with respect to any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal; provided, however, any Change in Recommendation by Purchaser’s board of directors contemplated by Section 5.9(b) shall not be a breach of this Section 5.5(b).

5.6 No Trading. The Company, Pubco and the Merger Subs each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.7 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to receive all applicable Consents of Governmental Authorities needed to consummate the transactions contemplated by this Agreement and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of any of the Target Companies, including Block.one, that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

(b) In furtherance and not in limitation of Section 5.7(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at Purchaser’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and use its commercially reasonable efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or Actions which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Prior to the Initial Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and the Merger Subs shall cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Initial Closing and the Acquisition Closing.

(e) Without limiting the foregoing or Section 5.8, the Parties shall use commercially reasonable efforts to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Acquisition Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (iv) confer with each other regarding timing of the Schedule Closing Date (as defined in the Subscription Agreements); (v) deliver notices to counterparties to the Subscription Agreements at least five (5) Business Days prior to the Initial Closing to cause them to fund their obligations as provided for under the Subscription Agreements; and (vi) enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Acquisition Closing) have been satisfied, to cause each PIPE Investor to pay the subscription price set forth in its Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, each of the Parties shall give each of the other Parties prompt (and, in any event, within one Business Day) written notice: (x) of any request from a PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (y) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by such Party; and (z) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. The Parties shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Acquisition Closing.

(f) At all times, the Parties will use reasonable best efforts in (i) meeting and maintaining the regulatory requirements under the Financial Services Act 2019 (“FS Act”) and the Financial Services (Distributed Ledger Technology Providers) Regulations 2020 (“DLT Regulations”) and (ii) obtaining and maintaining the relevant permissions from the Gibraltar Financial Services Commission to operate as a regulated DLT Provider (as defined in the FS Act/DLT Regulations) in Gibraltar.

5.8 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of the Company, including Block.one, that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

5.9 The Registration Statement.

(a) As promptly as practicable after the date of this Agreement, Purchaser, the Company and Pubco shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Pubco shall (at the sole cost and expense of Purchaser) file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities and holders of securities of the Company prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser shareholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving the following proposals (or such other proposals as may be agreed upon from time to time between the Company, Pubco and Purchaser) (A) the adoption and approval of this Agreement and the Transactions by the holders of Purchaser Class A Shares in accordance with Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NYSE, (B) to the extent required by Federal Securities Laws, the adoption of the Amended Pubco Charter, (C) the adoption and approval of a new equity incentive plan for Pubco in substantially the form as the Company and Purchaser mutually agree on pursuant to Section 5.14 (the “Pubco Equity Plan”), (D) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 5.13 hereof, (E) such other matters (if any) as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Purchaser Shareholder Approval Matters”, and the approvals described in clauses (A) through (B), the “Required Purchaser Shareholder Approval Matters”), and (F) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b) Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) use its commercially reasonable efforts to secure the approval of the Purchaser Shareholder Approval Matters; provided, however, that Purchaser’s board of directors may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by Purchaser’s board of directors of its fiduciary obligations to Purchaser’s shareholders under applicable Law. If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, Purchaser and Pubco will, with the agreement of the Company prior to any such filing (such agreement not to be unreasonably withheld, conditioned or delayed), file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NYSE. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall, with the agreement of the Company prior to filing any such amendment or supplement (such agreement not to be unreasonably withheld, conditioned or delayed), amend or supplement the Registration Statement and Pubco shall (at the sole cost and expense of Purchaser), with the agreement of the Company prior to any such filing (such agreement not to be unreasonably withheld, conditioned or delayed), file the Registration Statement, as so amended or supplemented, with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser and Pubco shall respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

(g) For the avoidance of doubt, neither the Company nor Pubco shall be required by this Section 5.9 to take, or cause to be taken, any action in response to comments of the SEC staff made in connection with the Registration Statement, that would or could reasonably be expected to result in (x) any material and lasting change in the business of the Target Companies as contemplated under the Business Plan as of the date of this Agreement or (y) any Target Company being required to hold, obtain or apply for any material Permit from any Government Authority other than those set forth in Schedule 4.10 of the Company Disclosure Schedules.

5.10 Required Company Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the Registration Statement “clearing” comments from the SEC and becoming effective, the Company shall duly call for and give notice of a shareholders’ meeting or seek unanimous written consent of its shareholders, for the purposes of obtaining the shareholders’ consent for the adoption and approval of this Agreement and the Transactions in accordance with the Company’s Organizational Documents and the Cayman Act (such consent, either obtained at a meeting of the Company’s shareholders or in writing, the “Required Company Shareholder Approval”). The Company, acting through its board of directors (or a committee thereof), shall not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, its recommendation that the Company’s shareholders vote in favor of the approval of this Agreement and the Transactions.

5.11 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which shall be provided to the Company for reviewing and comment promptly following the execution of this Agreement); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Prior to Closing, Pubco and the Company shall prepare a current report on Form 8-K to be filed by Pubco announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Filing”); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filing prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.12 Confidential Information.

(a) The Company, Pubco and the Merger Subs agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.12(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.12(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, the Merger Subs shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by Federal Securities Laws, as advised by outside counsel and after giving Purchaser a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by Purchaser regarding such disclosure, (y) the Company, Pubco, the Merger Subs shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret and (z) the Company, Pubco, the Merger Subs and their Representatives shall be permitted to retain copies of Purchaser Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.12(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.12(a), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Federal Securities Laws, as advised by outside counsel and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of any Target Company, Pubco or Merger Sub disclosed to such Person until such information ceases to be a Trade Secret and (z) Purchaser and its Representatives shall be permitted to retain copies of Company Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(c) For the avoidance of doubt, the obligations set forth in this Section 5.12 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.13 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Acquisition Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of the individuals listed on Schedule 5.13(a) of the Company Disclosure Schedules. At or prior to the Acquisition Closing, Pubco will provide each director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the executive officers of Pubco will consist of the individuals listed on Schedule 5.13(b) of the Company Disclosure Schedules.

5.14 Pubco Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the board of directors of Purchaser shall approve and adopt the Pubco Equity Plan, substantially in the form as the Company and Purchaser mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Purchaser, as applicable), and in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving for grant thereunder the number of Pubco Class A Ordinary Shares set forth on Section 5.14 of the Company Disclosure Schedules. The Rollover Options corresponding to the Company Options and the Rollover RSUs corresponding to Company RSUs shall, for the avoidance of doubt, be deemed to have been granted pursuant to the Pubco Equity Plan and shall reduce the number of Pubco Class A Ordinary Shares reserved for grant thereunder. The Pubco Equity Plan will provide that the Pubco Class A Ordinary Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the percentage of Pubco Class A Ordinary Shares outstanding on the last day of the immediately preceding fiscal year set forth on Section 5.14 of the Company Disclosure Schedules or such lesser amount as determined by the administrator of the Pubco Equity Plan.

5.15 Indemnification of Directors and Officers.

(a) From and after the Acquisition Closing Date, the First Surviving Corporation, the Second Surviving Corporation and Pubco shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the Target Company, Purchaser, Pubco, Merger Sub 1 or Merger Sub 2, and (ii) in addition, solely with respect to the Target Company, named senior executives of the Target Company (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the relevant Target Company, Purchaser, Pubco, Merger Sub 1 or Merger Sub 2, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Closing Date, whether asserted or claimed prior to, at or after the Acquisition Closing Date (each, a “Claim”), to the fullest extent that the relevant Target Company, Purchaser, Pubco, Merger Sub 1 or Merger Sub 2, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Acquisition Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Acquisition Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Acquisition Closing Date, the D&O Indemnified Party may retain counsel reasonably satisfactory to them after consultation with Pubco; provided, however, that Pubco shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b) Prior to the Initial Merger Effective Time, Pubco shall use its commercially reasonable efforts to purchase and obtain, or to permit Purchaser to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 300% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Initial Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Purchaser’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Purchaser; provided, however, that to the extent a policy as permitted by this Section 5.15(c) is purchased by Purchaser, the aggregate cost of such policy shall be deemed a Purchaser Transaction Expense but shall (i) be excluded from each of the caps set forth in the definition of “Excess Purchase Transaction Expenses” and (ii) in no case be deemed an Excess Purchase Transaction Expense.

(c) Notwithstanding the foregoing (i) none of the First Surviving Corporation, the Second Surviving Corporation or Pubco shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by any of First Surviving Corporation, the Second Surviving Corporation or Pubco, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the First Surviving Corporation, the Second Surviving Corporation and Pubco (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the First Surviving Corporation, the Second Surviving Corporation or Pubco: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d) On or prior to the Acquisition Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Acquisition Closing Date. To the extent applicable, on or prior to the Acquisition Closing Date, Purchaser shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of Purchaser prior to the Initial Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and Purchaser.

(e) The provisions of this Section 5.15 shall survive the Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

5.16 Section 16 Matters(a) . Prior to the Acquisition Closing Date, the Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Pubco Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Pubco, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17 Trust Account Proceeds. The Parties agree that after the Acquisition Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from the PIPE Investment shall first be used to pay (i) the Purchaser Transaction Expenses, (ii) any loans owed by Purchaser to Sponsor for the Purchaser Transaction Expenses, other administrative costs and expenses incurred by or on behalf of Purchaser and (iii) the Company Transaction Expenses. Such amounts, as well as any expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Acquisition Closing. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

5.18 Tax Matters.

(a) Each Party shall (i) use its respective commercially reasonable efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub 1 to elect to be disregarded as an entity separate from its owner for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Initial Closing Date. Each Party shall report the Mergers consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) In the event that any Party seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Mergers, or the SEC requests or requires tax opinions, each Party shall use reasonable efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Ancillary Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

(c) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.19 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that are contingent (within the meaning of Section 280G of the Code) on the transactions contemplated by this Agreement and that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder) (the “Section 280G Payments”), then, prior to the Closing the Company shall, or shall cause the applicable Affiliate to, use commercially reasonable best efforts to (i) solicit and obtain from each individual who is, as of the Closing Date, a “disqualified individual” a waiver of such disqualified individual’s rights, subject to the approval described in clause (ii) below, to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) with respect to each individual who executes the waiver described in clause (i), submit to a vote in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A-7 of Treasury Regulations § 1.280G-1), the right of any such “disqualified individual” to receive the Waived 280G Benefits. In connection with the foregoing, Purchaser (a) will, no later than ten (10) Business Days prior to the Closing Date, provide the Company with any contract, agreement or plan entered into by the Purchaser (or at the direction of the Purchaser) and a disqualified individual (or reasonably be expected to be entered into at or prior to the Closing Date) the (the “Purchaser Arrangements”) to determine whether any payments made or to be made, or benefits granted or to be granted, pursuant to such Purchaser Arrangements could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (b) shall cooperate with the Company in good faith to provide the Company with information necessary for the Company to make such determination and for the Company to prepare the required disclosure at least five (5) Business Days prior to the Company obtaining the waivers and soliciting the vote as set forth in this Section 5.19. In any event, the Purchaser’s failure to provide the Purchaser Arrangements pursuant to the terms of this Section 5.19, for any reason, will not by itself result in a breach of the covenants set forth in this Section 5.19 by the Company. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Purchaser documents evidencing the results of such vote. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. At least three (3) Business Days prior to soliciting such waivers and soliciting such stockholder approval as contemplated in this Section 5.19, the Company shall provide to Purchaser drafts of such waivers and such stockholder approval materials (including the calculations and analysis supporting such documentation)for Purchaser’s review and reasonable opportunity to comment, and the Company shall in good faith consider any such comments. Nothing contained in this Section 5.19 shall be deemed to require (i) the Company to obtain a waiver from any “disqualified individual” or (ii) any specific outcome of the vote described in this Section 5.19.

5.20 Financials. As promptly as reasonably practicable after the date of this Agreement, and in any case prior to the date of filing of the Registration Statement, except to the extent such failure is due to Purchaser’s failure to comply with its obligations pursuant to Section 5.9, the Company shall deliver to Purchaser the PCAOB Audited Financial Statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Registration Statement. The Company, Purchaser and Pubco shall each use its reasonable best efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Target Company, Purchaser or Pubco, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Purchaser or Pubco with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

ARTICLE VI

SURVIVAL

6.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Acquisition Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no Liability after the Acquisition Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Acquisition Closing and then only with respect to any breaches occurring at or after the Acquisition Closing, (b) the representations of the Company set forth in the second sentence of Section 4.3(a) and Section 4.17, which will survive for eighteen (18) months following the Acquisition Closing and (c) Article X.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Initial Merger shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Required Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the Required Purchaser Shareholder Approval.

(b) Required Company Shareholder Approval. The Required Company Shareholder Approval shall have been obtained.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions set forth on Schedule 7.1(c) shall have been obtained or made.

(d) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Initial Closing or the Acquisition Closing illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) Net Tangible Assets. Upon the Initial Closing, after giving effect to the Redemption and the PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Initial Closing.

(g) NYSE Listing. (i) Pubco’s initial listing application with the NYSE in connection with the Transactions shall have been conditionally approved and (ii) the Pubco Class A Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

(h) Foreign Private Issuer. The Company shall not have received evidence that Pubco will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Initial Closing.

7.2 Conditions to Obligations of the Company, Pubco and the Merger Subs. In addition to the conditions specified in Section 7.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Initial Closing are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Purchaser Fundamental Representations, any failures to be true and correct in all material respects, and (iii) for all other representations and warranties of Purchaser, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Initial Merger Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization.

(iv) Registration Rights Agreement. The Company and Pubco shall have received a duly executed copy of the Registration Rights Agreement, duly executed by Purchaser and each Purchaser equityholder party thereto.

(v) Assignment, Assumption and Amendment Agreement. Pubco shall have received a copy of the Assignment, Assumption and Amendment Agreement, duly executed by Purchaser and the warrant agent thereunder.

7.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 7.1, the obligations of Purchaser to consummate the Initial Closing are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco and the Merger Subs set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco or either Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, and the representations and warranties of Block.one and its Affiliates set forth in Sections 6.3, 6.4, 6.5 and 6.6 of the Contribution Agreement (the “Contribution Agreement Representations”) shall be true and correct on and as of the Closing Date as if made on the Closing Date, in each case except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the representations and warranties contained in the first sentence of Section 3.5, the second and third sentences of Section 4.3 and Section 4.17, which shall be true and correct other than de minimis inaccuracies, (iii) with respect to the Company and Pubco Fundamental Representations, any failures to be true and correct in all material respects, (iv) with respect to the representations and warranties contained in the last two sentences of Section 4.13(a), which shall be true and correct other than any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to delay or have a lasting impact on the ability of the Target Companies, taken as a whole, to implement the Business Plan in all material respects, and (v) for all other representations and warranties of the Company, Pubco, and the Merger Subs, and the Contribution Agreement Representations, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco, or either Merger Sub, as applicable.

(b) Agreements and Covenants. The Company, Pubco, and the Merger Subs shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each of the Non-Competition Agreement and each Company Lock-Up Agreement and Standstill Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to the Company. Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to Pubco and the Merger Subs, as applicable.

(ii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental

Authority of the Target Company’s jurisdiction of organization, to the extent that good standing certificates or similar documents are generally available in such jurisdiction. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and the Merger Subs certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Subs’ jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv) Registration Rights Agreement. Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Pubco and each Company shareholder party thereto.

(v) Assignment, Assumption and Amendment Agreement. Purchaser shall have received a copy of the Assignment, Assumption and Amendment Agreement, duly executed by Pubco and the warrant agent thereunder.

(f) Pubco Charter Amendment. At or prior to the Initial Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in substantially the form attached as Exhibit L hereto (the “Amended Pubco Charter”).

(g) Contribution Agreement and Master Services Agreement. The Contribution Agreement and Master Services Agreement shall be in of in full force and effect in accordance with their respective terms and there shall be no material breach which is continuing and uncured of the Contribution Agreement or the Master Services Agreement.

7.4 Conditions to Acquisition Closing. Unless waived in writing (where permissible) by the Company and Purchaser, the obligations of each Party to consummate the Acquisition Merger shall be subject to the Initial Closing having occurred.

7.5 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco or the Merger Subs) to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Initial Closing set forth in Article VII have not been satisfied or waived by March 8, 2022(the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco or the Merger Subs) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Initial Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Pubco or the Merger Subs) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company, Pubco, or either Merger Sub is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, or either Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Purchaser is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f) by written notice by either Purchaser or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(g) by written notice by Purchaser to the Company if the PCAOB Audited Financial Statements have not been delivered to Purchaser on or prior to October 8, 2021; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if at such time Purchaser is in uncured breach of its obligations pursuant to Section 5.9 of this Agreement and such uncured breach would result in a failure of the Company’s ability to deliver the PCAOB Audited Financial Statements; or

(h) by written notice by the Company to Purchaser, if Purchaser’s board of directors has made a Change in Recommendation.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.11(a), 5.12, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party prior to termination of this Agreement, and (iii)

nothing herein shall relieve the Company, Pubco or the Merger Subs from Liability for willful breach (in each case of clauses (i), (ii) and (iii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6), the Parties’ sole right prior to the Initial Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Section 9.1, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Purchaser shall pay, or cause to be paid, all unpaid Purchaser Transaction Expenses and (b) if each of the Initial Closing and the Acquisition Closing occurs, then Pubco shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Purchaser Transaction Expenses.

ARTICLE IX

WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Merger Subs hereby represents and warrants that it understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Class A Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a shareholder vote to amend Purchaser’s Organizational Documents to modify the substance or timing of Purchaser’s obligation to provide holders of Purchaser Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of Purchaser Class A Shares if Purchaser does not complete a Business Combination within 24 months (or 27 months if Purchaser has executed a letter of intent, agreement in principle or definitive agreement for its Business Combination within 24 months after the closing of the IPO but has not completed the Business Combination within such 24 month period) from the closing of the IPO or with respect to any other provision relating to the rights of holders of Purchaser Class A Shares, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 24 months after the closing of the IPO (or 27 months if Purchaser has executed a letter of intent, agreement in principle or definitive agreement for its Business Combination within 24 months after the closing of the IPO but has not completed the Business Combination within such 24 month period, subject to further extension by amendment to Purchaser’s Organizational Documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any income taxes, and (d) to Purchaser after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco and the Merger Subs hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco or the Merger Subs nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Merger Subs or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Merger Subs on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco and the Merger Subs each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, and Merger Subs further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (A) the Company, Pubco and the Merger Subs or any of their respective Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds); provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein, and (B) nothing herein shall limit or prohibit the Company, Pubco, and the Merger Subs or any of their respective Affiliates from pursuing a claim against Purchaser for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Initial Closing, to: Far Peak Acquisition Corporation 511 6th Avenue, #7342 New York, New York 10011 Attn: Thomas Farley and David Bonanno

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Attn:R. Alec Dawson and Howard A. Kenny
Facsimile No.: +1.212.309.6001
Telephone No.: +1.212.309.6001
Email: alec.dawson@morganlewis.com
            howard.kenny@morganlewis.com

If to the Company at or prior to the Initial Closing, to: Bullish Global c/o Maples Corporate Services Limited P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Attn: CLO

with a copy (which will not constitute notice) to:

Email: notices@bullish.com

and

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attn: Daniel Dusek and Joseph Raymond Casey

Facsimile No.: +852 3761 3301

Telephone No.: +852 3761 9140

Email: daniel.dusek@kirkland.com;
joseph.casey@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

United States

Attn: David Feirstein and Francisco Morales Barron

Facsimile No.: +1 (212) 446 4900
Telephone No.: +1 (212) 446 4861

Email: david.feirstein@kirkland.com;
francisco.morales@kirkland.com

If to Pubco, Merger Sub 1 or Merger Sub 2 at or prior to the Initial Closing, to:

Bullish
c/o Maples Corporate Services Limited P.O. Box

309, Ugland House Grand Cayman KY1-1104

Cayman Islands

Attn: CLO

with a copy (which will not constitute notice) to:

Email: notices@bullish.com

and

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attn: Daniel Dusek and Joseph Raymond Casey

Facsimile No.: +852 3761 3301

Telephone No.: +852 3761 9140

Email: daniel.dusek@kirkland.com;
joseph.casey@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

United States

Attn: David Feirstein and Francisco Morales Barron

Facsimile No.: +1 (212) 446 4900
Telephone No.: +1 (212) 446 4861

Email: david.feirstein@kirkland.com;
francisco.morales@kirkland.com

If to Pubco, Purchaser or the Company after the Acquisition Closing, to: Bullish c/o Maples Corporate Services Limited P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Attn: CLO

with a copy (which will not constitute notice) to:

Email: notices@bullish.com

and

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attn: Daniel Dusek and Joseph Raymond Casey

Facsimile No.: +852 3761 3301

Telephone No.: +852 3761 9140

Email: daniel.dusek@kirkland.com;
joseph.casey@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

United States

Attn: David Feirstein and Francisco Morales Barron

Facsimile No.: +1 (212) 446 4900
Telephone No.: +1 (212) 446 4861

Email: david.feirstein@kirkland.com;
francisco.morales@kirkland.com

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Attn:R. Alec Dawson and Howard A. Kenny
Facsimile No.: +1.212.309.6001
Telephone No.: +1.212.309.6001
Email:alec.dawson@morganlewis.com
howard.kenny@morganlewis.com

10.2 Binding Effect; Assignment. Subject to Section 10.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party, by operation of Law or otherwise, without the prior written consent of Purchaser, Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.15, of the Sponsor set forth in Section 5.17, of Morgan, Lewis & Bockius LLP (“ML”) set forth in Section 10.14(a) and Kirkland & Ellis LLP (“K&E”) set forth in Section 10.14(b), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. For the avoidance of doubt, no shareholder of Pubco after the Initial Closing or the Acquisition Closing (in his, her or its capacity as such) is a third party beneficiary of this Agreement or shall have any rights hereunder.

10.4 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Delaware, without regard to the conflict of laws principles thereof, except that the Mergers, the internal affairs of Purchaser and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the Courts of the Cayman Islands. Subject to the immediately preceding sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco and the Company.

10.9 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS or GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information at least two (2) Business Days prior to the date of this Agreement.

10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Party or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law; provided that the Parties acknowledges and agrees that Purchaser’ sole and exclusive recourse following the Closing in respect of claims for any breach of or inaccuracy in the representations and warranties in Section 4.3(a) and Section 4.17 shall be the recourse obligations of Block.one under the recourse agreement duly executed by Block.one and Pubco simultaneously with the execution and delivery of this Agreement and not under this Agreement or otherwise against the other Non-Recourse Parties of the Company.

10.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that ML may have, prior to Initial Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, ML will be permitted in the future, after the Initial Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, and the Merger Subs hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with ML’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by ML of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of ML with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Initial Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that K&E may have, prior to the Acquisition Closing, represented the Company and Pubco in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, Pubco and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, K&E will be permitted in the future, after the Acquisition Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Initial Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than Pubco or the Second Surviving Corporation) (collectively, the “Block.one Group”) in connection with matters in which such Persons are adverse to Pubco or the Second Surviving Corporation, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, and the Merger Subs hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with K&E’s future representation of any member of the Block.one Group in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by K&E of any member of the Block.one Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Block.one Group shall be deemed the client of K&E with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Block.one Group, shall be controlled by the Block.one Group and shall not pass to or be claimed by Pubco or the Second Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, the Second Surviving Corporation or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI

DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Merger Consideration” means an aggregate value equal to (i) the Digital Asset Market Value, plus (ii) Two Billion Five Hundred Million U.S. Dollars ($2,500,000,000), plus (iii) the Closing Company Cash, plus (iv) the Excess Purchaser Transaction Expenses, if any.

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Initial Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Company Lock-Up Agreements, the Purchaser Lock-Up Agreements, the Non-Competition Agreement, the Target Voting Agreement, the Sponsor Voting Agreement, the Standstill Agreement, the Registration Rights Agreement, the Subscription Agreements, the Assignment, Assumption and Amendment Agreement and the Amended Pubco Charter and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement (including the Contribution Agreement and the Master Services Agreement).

“Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended.

“Balance Sheet Date” means December 31, 2020.

“Benefit Plans” of any Person means any deferred compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, profit sharing, pension, or retirement plan and each other employee benefit plan, program, agreement or arrangement (whether written or unwritten), including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), maintained, sponsored or contributed to, or required to be contributed to, by a Person for the benefit of any current or former employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Hong Kong or the Cayman Islands are authorized to close for business.

“Business Plan” means the version of the business plan as posted as of the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives.

“Cayman Act” means the Cayman Islands Companies Act (2021 Revision).

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit; provided, however, Closing Company Cash shall not include any Digital Assets.

“Closing Date” means the date on which the Initial Closing and the Acquisition Closing occur.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company and Pubco Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement) 3.5 (Capitalization) other than the first sentence of Section 3.5(a), 3.10 (Finders and Brokers), 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization) other than the second sentence of Section 4.3(a), 4.4 (Subsidiaries) and 4.23 (Finders and Brokers).

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, the Merger Subs or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by any Target Company, Pubco, the Merger Subs or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party, other than from any Target Company, Pubco, the Merger Subs or their respective Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Equity Plan” means the Bullish Incentive Plan of the Company adopted by the board of directors of the Company on December 30, 2020, as amended.

“Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

“Company Option” means, as of any determination time, each option to purchase Company Class C Common Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company RSU” means, as of any determination time, each restricted stock unit payable in Company Class C Common Shares or whose value is determined by reference to the value of Company Class C Common Shares that is outstanding and granted under the Company Equity Plan.

“Company Shares” means collectively, the Company Class A Common Shares, the Company Class B Preference Shares and the Company Class C Common Shares.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies, Pubco or the Merger Subs (and not otherwise expressly allocated to Purchaser pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Target Companies, Pubco or the Merger Subs, (b) all bonuses, change in control payments, retention payments, severance payments or similar payments payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and the amount of the employer portion of any employment Taxes payable with respect to such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Target Company, Pubco or the Merger Subs pursuant to this Agreement or any Ancillary Document.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Digital Asset Market Value” means as of the date of the Company Closing Statement, the market value equivalent of Digital Assets set forth on the Company Closing Statement calculated based on the mechanism set forth on Schedule 11.1 of the Company Disclosure Schedules.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any other Person, would be, at any relevant time, deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Excess Purchaser Transaction Expenses” means the sum of the amount by which (i) the fees and expenses of outside legal counsel of Purchaser exceeds $3,000,000, (ii) the fees and expenses of investment bankers of Purchaser exceeds $15,400,000 and (iii) to the extent not already reflected in (i) and (ii), the total Purchaser Transaction Expenses exceeds $20,000,000.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Ratio” means a number equal to the Acquisition Merger Consideration divided by $10 and divided by the number of Company Shares issued and outstanding as of immediately prior to the Acquisition Merger Effective Time.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by any Target Company primarily for the benefit of employees of any Target Company residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, other than (i) any of the foregoing maintained or to which contributions are required by a Governmental Authority and (ii) any Benefit Plan.

“FPAC Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 2, 2020, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Fraud Claim” means any claim a Party has committed an actual and intentional fraud as defined under the laws of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“IFRS” means the Internal Financial Reporting Standards as in effect issued by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, intellectual property rights in Software, and other intellectual property.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Target Companies consisting of the consolidated balance sheets of the Target Companies as of the Interim Balance Sheet Date and the related consolidated income statements for the four months then ended.

“Interim Balance Sheet Date” means April 30, 2021.

“Internet Assets” means any domain name registrations.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of December 2, 2020, and filed with the SEC on December 3, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1 of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, (ii) Purchaser, the actual knowledge of the individuals set forth on Schedule 11.1 of the Purchaser Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (iii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (B) if a natural person, the actual knowledge of such Party or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports, no such individual will be under any express or implied duty to investigate.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer or disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Master Services Agreement” means that certain Master Services Agreement dated as of January 4, 2021 by and among Block.one, the Company and other parties listed thereto, as amended as of the date hereof.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person and its Affiliates to consummate the transactions contemplated by this Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be taken into account when determining whether a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP, IFRS or other applicable accounting principles (or any authoritative interpretation hereof) or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to Purchaser, the consummation and effects of the Redemption; (viii) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (ix) any actions taken at the written request (including e-mail or other forms of electronic communications) or with the written consent of Purchaser (including e-mail or other forms of electronic communications); (x) any changes or prospective changes after the date of this Agreement in applicable Law (or interpretations, implementation or enforcement thereof), excluding GAAP, IFRS or any other accounting principles (or authoritative interpretations thereof); (xi) any change in the price or relative value of any digital currency or cryptocurrency, or any other blockchain-based tokens or assets, including Bitcoin or EOS; (xii) any change in existence or legality of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS (except that this clause (xii) shall not exclude any changes in existence, public availability, legality, or trading volume of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange, in each case including Bitcoin or EOS, which, except as set forth on Schedule 4.17(ii) of the Company Disclosure Schedules, reasonably foreseeably result from actions taken by the Target Companies or their Predecessor); or (xiii) any change to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain (except that this clause (xiii) shall not exclude any changes to block structure, methods and rules for adding transactions to the blockchain, methods for processing and adding new blocks, mining or staking rewards, or algorithms, in each case as embodied in the applicable blockchain which, except as set forth on Schedule 4.17(ii) of the Company Disclosure Schedules, reasonably foreseeably result from actions taken by the Target Companies or their Predecessor); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v), (x), (xi) and (xii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Sub 1 Ordinary Shares” means the ordinary shares, par value $1.00 per share, of Merger Sub 1.

“Merger Sub 2 Ordinary Shares” means the ordinary shares, par value $1.00 per share, of Merger Sub 2.

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means (i) any actions that are contemplated by or consistent with the Business Plan, (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures, (iii) any actions taken with respect to setting up, preparing the operations of or reorganizing the Company or any of its Subsidiaries in accordance with, contemplated by or in furtherance of the Business Plan, this Agreement or any Ancillary Document and (iv) any other action reasonably deemed necessary in the good faith determination of the management or directors of the Company in connection with the operations of the Target Companies or the furtherance of the Transactions or the Business Plan.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its memorandum and articles of association or similar organizational documents, in each case, as amended. With respect to Purchaser, Organizational Documents shall also include the Trust Agreement.

“Patents” means any patents and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) licenses of Intellectual Property in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, or (g) with respect to digital currency or cryptocurrency, or any other blockchain-based tokens or assets (including Bitcoin and EOS), Liens that result from any existing or future encumbrance or restriction (on voting, sale, transfer or disposition) that is inherent in the existing (or any future) structure, governance, or Software underlying such digital currency, cryptocurrency, token or blockchain (including any such encumbrance or restriction resulting from any change in such digital currency, cryptocurrency, token or blockchain, such as changes made through governance processes associated therewith), in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Target Company.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Predecessor” means the immediate predecessor in interest to the applicable Target Company, being either Block.one or one or more of its Affiliates, as applicable.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Act.

“Pubco Class A Ordinary Shares” means the Class A ordinary shares, par value $0.00001 per share, of Pubco, which shares shall entitle the holder thereof to 1 vote per share, as provided for and fully described in the Pubco Charter.

“Pubco Class B Ordinary Shares” means the Class B ordinary shares, par value $0.00001 per share, of Pubco, which shares shall (i) be convertible into Pubco Class A Ordinary Shares on a one-to-one basis and (ii) entitle the holder thereof to 10 votes per share, as provided for and fully described in the Pubco Charter.

“Pubco Ordinary Shares” means the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the Amended and Restated Memorandum and Articles of Association of Purchaser in effect under the Cayman Act; provided, that references herein to the Purchaser Charter for periods after the Initial Merger Effective Time includes the memorandum and articles of association of the First Surviving Corporation.

“Purchaser Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, either Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Pubco, either Merger Sub or any of their respective Representatives, was previously known by such receiving party, other than from Purchaser or its Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Initial Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Authorization; Binding Agreement), 2.5 (Capitalization) and 2.16 (Finders and Brokers).

“Purchaser Preference Shares” means preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by Purchasers’ board of directors.

“Purchaser Private Warrants” means the warrants issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Share per whole warrant at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means the warrants that were included as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Share per whole warrant at a purchase price of $11.50 per share.

“Purchaser Shares” means, collectively, the Purchaser Class A Shares and the Purchaser Class B Shares.

“Purchaser Securities” means the Purchaser Units, the Purchaser Shares, the Purchaser Preference Shares and the Purchaser Warrants, as appropriate.

“Purchaser Transaction Expenses” means all fees and expenses of Purchaser (and not otherwise expressly allocated to any of the Target Companies, Pubco or the Merger Subs pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO payable upon consummation of a Business Combination, including (a) the fees and expenses of outside legal counsel (which shall not exceed $3,000,000), accountants, advisors, brokers, investment bankers (which shall not exceed $15,400,000), consultants, financial printer, proxy solicitor, or other agents or service providers of Purchaser, travel and entertainment incurred by Purchaser, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Purchaser pursuant to this Agreement or any Ancillary Document.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Share and one-third (1/3) of one Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Business Day prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Initial Closing or Acquisition Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Initial Closing or Acquisition Closing as currently due and owing without contingency as of the Reference Time).

“Related Person” has the meaning under Item 404 of Regulation S-K promulgated under the Securities Act.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Purchaser Shareholder Approval” means the approval by the requisite majorities of the issued and outstanding shares of Purchaser in accordance with the Organizational Documents of Purchaser.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided that with respect to the Company, “Subsidiary” does not include White Rock Insurance (Gibraltar) PCC Limited. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and the Merger Subs).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential, provide material competitive advantage, and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 2, 2020, as it may be amended (including to accommodate the Mergers), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 2, 2020, by and between Continental Stock Transfer & Trusts Company and Purchaser.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Closing	1.2(a)
Acquisition Closing Date	1.2(a)
Acquisition Merger	Recitals
Acquisition Merger Documents	1.2(b)
Acquisition Merger Effective Time	1.2(b)
Acquisition Proposal	5.5(a)
Agreement	Preamble
Alternative Transaction	5.5(a)
Amended Pubco Charter	7.3(f)
Antitrust Laws	5.7(b)
Assignment, Assumption and Amendment Agreement	Recitals
Block.one Group	10.14(b)
Business Combination	9.1
Cayman Registrar	1.1(b)
Change in Recommendation	5.9(b)
Claim	5.15(a)
Closing Filing	5.11(b)
Closing Press Release	5.11(b)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.8(d)
Company Class A Common Shares	4.3(a)
Company Class B Preference Shares	4.3(a)
Company Class C Common Shares	4.3(a)
Company Closing Statement	1.3(b)
Company Disclosure Schedules	Article IV
Company IP	4.13(c)
Company IP Licenses	4.13(a)
Company Letter of Transmittal	1.8(a)

Term	Section
Company Lock-Up Agreement	Recitals
Company Material Contract	4.12(a)
Company Permits	4.10
Company Real Property Leases	4.16
Company Registered IP	4.13(a)
Contribution Agreement Representations	7.3(a)
D&O Indemnified Persons	5.15(a)
Digital Assets	4.17
Dissenting Company Shares	1.7
DLT Regulations	5.7(f)
Effective Time	1.1(b)
Enforceability Exceptions	2.2
Exchange Agent	1.8(a)
Federal Securities Laws	5.6
First Surviving Corporation	1.1(a)
FS Act	5.7(f)
GFSC	5.7(f)
Initial Closing	1.1(a)
Initial Closing Date	1.1(a)
Initial Merger	Recitals
Initial Merger Documents	1.1(b)
Initial Merger Effective Time	1.1(b)
Intended Tax Treatment	Recitals
Interim Period	5.1(a)
IRS	4.19(c)
K&E	10.3
Labor Laws	4.18(a)
Letter of Transmittal	1.8(a)
Lost Certificate Affidavit	1.8(f)

Term	Section
Master Services Agreement	Recitals
Material Software	4.13(b)
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
ML	10.3
Non-Competition Agreement	Recitals
Non-Recourse Parties	10.13
OFAC	2.17(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PII	4.14(a)
PIPE Investment	Recitals
PIPE Investors	Recitals
Post-Closing Pubco Board	5.13(a)
Proxy Statement	5.9(a)
Pubco	Preamble
Pubco Equity Plan	5.9(a)
Public Certifications	2.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Arrangements	5.19
Purchaser Certificates	1.8(c)
Purchaser Closing Statement	1.3(a)
Purchaser Disclosure Schedules	Article II
Purchaser Financials	2.6(c)
Purchaser Letter of Transmittal	1.8(a)
Purchaser Lock-Up Agreement	Recitals

Term	Section
Purchaser Material Contracts	2.13(a)
Purchaser Recommendation	2.2
Purchaser Shareholder Approval Matters	5.9(a)
Redemption	5.9(a)
Registration Statement	5.9(a)
Released Claims	9.1
Registration Rights Agreement	Recitals
Required Purchaser Shareholder Approval Matters	5.9(a)
Rollover Option	1.4(b)
Rollover RSU	1.4(a)
SEC Reports	2.6(a)
Second Surviving Corporation	1.2(a)
Section 280G Payments	5.19
Special Meeting	5.9(a)
Signing Filing	5.11(b)
Signing Press Release	5.11(b)
Specified Courts	10.4
Sponsor	Recitals
Sponsor Voting Agreement	Recitals
Standstill Agreement	Recitals
Stockholder Certificates	1.8(d)
Subscription Agreements	Recitals
Target Voting Agreement	Recitals
Transactions	Recitals
Transmittal Documents	1.8(d)
Waived 280G Benefits	5.19
Withholding Party	1.5

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

FAR PEAK ACQUISITION CORPORATION

By:	/s/ Thomas Farley
Name: Thomas Farley
Title: Chief Executive Officer

Pubco:

BULLISH

By:	/s/ Brenden Blumer
Name: Brenden Blumer
Title: Director

Merger Sub 1:

BMC 1

By:	/s/ Andrew Bliss
Name: Andrew Bliss
Title: Director

Merger Sub 2:

BMC 2

By:	/s/ Andrew Bliss
Name: Andrew Bliss
Title: Director

[Signature Page to Business Combination Agreement]

The Company:

BULLISH GLOBAL

By:	/s/ Kokuei Yuan
Name: Kokuei Yuan
Title: Director

{Signature Page to Business Combination Agreement}